UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.           )
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Encore Acquisition Company

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
PROPOSAL NO. 1
PROPOSAL NO. 2
PROPOSAL NO. 3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
DIRECTOR COMPENSATION
AUDIT COMMITTEE REPORT
PRINCIPAL ACCOUNTANT FEES AND SERVICES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS
SOLICITATION OF PROXIES
STOCKHOLDER LIST
ANNUAL REPORT
HOUSEHOLDING

ENCORE ACQUISITION COMPANY
777 Main Street
Suite 1400
Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Encore Acquisition Company:

Notice is hereby given that the Annual Meeting of Stockholders of Encore Acquisition Company will be held at The Petroleum Club of Fort Worth, 777 Main Street, 39th Floor, Wildcatter Room, Fort Worth, Texas 76102, on Tuesday, May 6, 2008, at 9:00 a.m., Central Time. The annual meeting is being held for the following purposes:

(1) to elect eight directors;

(2) to approve the 2008 Incentive Stock Plan;

(3) to ratify the appointment of the independent registered public accounting firm for 2008; and

(4) to transact such other business as may properly come before the meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the annual meeting only if you were a stockholder of record at the close of business on March 14, 2008.

By Order of the Board of Directors,

I. Jon Brumley
Chairman

Fort Worth, Texas
April 7, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2008.

This proxy statement, our annual report to stockholders and other proxy materials are available at www.encoreacq.com/2008Proxy.cfm.

YOUR VOTE IS IMPORTANT

Please sign, date and return the enclosed proxy promptly to ensure that your shares are voted in accordance with your wishes and a quorum is present at the annual meeting. Instead of returning the paper proxy, you may vote by telephone at 1-866-540-5760 or by the Internet at www.proxyvoting.com/eac. To do so by either method, you will need the control numbers that are printed on your personalized proxy card or voting instruction card.

ENCORE ACQUISITION COMPANY
777 Main Street
Suite 1400
Fort Worth, Texas 76102

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS
May 6, 2008

The Board of Directors (the “Board”) of Encore Acquisition Company (“EAC”) is providing these proxy materials in connection with our annual meeting of stockholders that will be held at The Petroleum Club of Fort Worth, 777 Main Street, 39th Floor, Wildcatter Room, Fort Worth, Texas 76102, on Tuesday, May 6, 2008, at 9:00 a.m., Central Time. Stockholders of record as of March 14, 2008, which is the record date established for the annual meeting by the Board, are entitled and requested to vote on the items of business described in this proxy statement. Each stockholder of record is entitled to one vote for each share registered in the stockholder’s name. As of the record date, 53,181,112 shares of our common stock were entitled to be voted at the annual meeting.

This proxy statement and the accompanying notice of annual meeting and proxy will first be sent or given to stockholders on or about April 9, 2008.

Voting Procedures

You may vote your shares in person at the annual meeting, by Internet, by telephone or by mail.

Voting in Person.  Shares held in your name as the stockholder of record may be voted in person at the annual meeting. If your shares are held in the name of a broker, trustee or another nominee (“street name”), you may vote the shares in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting by Internet.  Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy card. Most stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction card provided by their broker, trustee or nominee. Please check the voting instruction card for Internet voting availability.

Voting by Telephone.  Stockholders of record may submit proxies by following the “Vote by Telephone” instructions on their proxy card. Most stockholders who hold shares beneficially in street name may vote by telephone by calling the number specified on the voting instruction card provided by their broker, trustee or nominee. Please check the voting instruction card for telephone voting availability.

Voting by Mail.  Stockholders of record may submit proxies by completing, signing and dating their proxy card and mailing it in the accompanying pre-addressed envelope. Most stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction card provided by their broker, trustee or nominee and mailing it in the accompanying pre-addressed envelope.

Changing Your Vote

You may change your vote at any time prior to the vote at the annual meeting, except that votes submitted through the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 5, 2008. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Quorum and Adjournments

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the annual meeting is necessary to constitute a quorum at the annual meeting. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum. If a quorum is not present, the stockholders entitled to vote who are present in person or by proxy at the annual meeting have the power to adjourn the annual meeting from time to time, without notice other than an announcement at the annual meeting, until a quorum is present. At any adjourned annual meeting at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally notified.

Required Vote; Effect of Broker Non-Votes and Abstentions

The nominees for election as directors at the annual meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting. The approval of the 2008 Incentive Stock Plan requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of all outstanding shares entitled to vote on the proposal. The ratification of the appointment of our independent registered public accounting firm for 2008 requires the affirmative vote of a majority of the votes cast at the annual meeting.

Our Corporate Governance Guidelines require any nominee for director who receives a greater number of votes “WITHHELD” from his election than votes “FOR” such election to promptly tender his resignation from the Board following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall consider the resignation and recommend to the Board whether to accept it. The Board’s decision to accept or reject the resignation will be made within 90 days of the certification of the stockholder vote.

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board set forth below under “Board Recommendation.”

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If specific instructions are not received, brokers may generally vote the shares in their discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Under the rules of the NYSE, brokers will have discretion to vote on the election of directors and the ratification of the appointment of our independent registered public accounting firm at the annual meeting.

A broker non-vote has the effect of a negative vote when a majority of the issued and outstanding shares is required for approval of a particular proposal and has no effect when a majority of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval. Since directors are elected by a plurality and the ratification of the appointment of the independent registered public accounting firm for 2008 requires the affirmative vote of a majority of the votes cast, broker non-votes will not affect the outcome of voting on those proposals. However, with respect to the approval of the 2008 Incentive Stock Plan, since the total votes cast on the proposal must represent over 50% of all outstanding shares entitled to vote on the proposal, broker non-votes could effectively count as a vote against the proposal if the votes cast on the proposal do not represent over 50% of all outstanding shares entitled to vote on the proposal.

Because abstentions are considered votes “cast” on a proposal, abstentions will have the same effect as votes against both the approval of the 2008 Incentive Stock Plan and the ratification of the appointment of our independent registered public accounting firm for 2008.

Board Recommendation

The Board recommends that you vote:

•	FOR the election of the eight persons named in this proxy statement as nominees for election to the Board. If any nominee becomes unable or unwilling to accept nomination or election, the persons acting under proxy will vote for the election of a substitute nominee that the Board recommends.

•	FOR the approval of the 2008 Incentive Stock Plan.

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

Voting on Other Matters

If any other business properly comes before the stockholders for a vote at the annual meeting, your shares will be voted in accordance with the discretion of the proxy holders: I. Jon Brumley, Jon S. Brumley and Robert C. Reeves. The Board knows of no matters, other than those described above, to be presented for consideration at the annual meeting.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We have adopted a Code of Business Conduct and Ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. We have also adopted Corporate Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws and Board committee charters, form the framework for our governance. Our Code of Business Conduct and Ethics and Corporate Governance Guidelines are available on the “Corporate Governance” section of our website at www.encoreacq.com. We will post on our website any amendments to the Code of Business Conduct and Ethics or waivers of the Code of Business Conduct and Ethics for directors and executive officers.

Stockholders may request free printed copies of the Code of Business Conduct and Ethics and the Corporate Governance Guidelines from:
Encore Acquisition Company
Attention: Corporate Secretary
777 Main Street, Suite 1400
Fort Worth, Texas 76102
(817) 877-9955

Director Independence

The Board has determined that each director nominee is independent, as defined for purposes of the listing standards of the NYSE, other than Mr. I. Jon Brumley, who is Chairman of the Board, and Mr. Jon S. Brumley, who is Chief Executive Officer and President. In making this determination, the Board affirmatively determined that each independent director nominee had no material relationship with EAC (either directly or as a partner, stockholder or officer of an organization that has a relationship with EAC), and that none of the express disqualifications contained in the NYSE rules applied to any of them.

As contemplated by NYSE rules, the Board has adopted categorical standards to assist it in making independence determinations, under which relationships that fall within the categorical standards are not required to be disclosed in the proxy statement and their impact on independence need not be separately discussed. The Board, however, considers all material relationships with each director in making its independence determinations. A relationship falls within the categorical standards if it:

•	Is a type of relationship addressed in Item 404 of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”) or Section 303A.02(b) of the NYSE Listed Company Manual, but under those rules neither requires disclosure nor precludes a determination of independence; or

•	Consists of charitable contributions by EAC to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years.

None of the independent director nominees had relationships relevant to an independence determination that were outside the scope of the Board’s categorical standards.

Board Structure and Committee Composition

As of the date of this proxy statement, the Board has eight directors and the following four committees: (1) Audit, (2) Compensation, (3) Nominating and Corporate Governance and (4) Special Stock Award. The following table sets forth the membership on each committee:

Composition of Board Committees

Nominating and
			Corporate	Special Stock
Name of Director	Audit	Compensation	Governance	Award

John A. Bailey	Member
Martin C. Bowen		Member
Ted Collins, Jr.		Member	Chair
Ted A. Gardner	Chair
John V. Genova	Member
James A. Winne III		Chair	Member
Jon S. Brumley				Member

In 2007, the Board held nine meetings; the Audit Committee held eight meetings; the Compensation Committee held two meetings; and the Nominating and Corporate Governance Committee held one meeting. The Nominating and Corporate Governance Committee met in February 2008 in connection with matters related to the 2008 annual meeting of stockholders.

Each director attended at least 75% of all Board and applicable committee meetings in 2007. Directors are encouraged to attend annual stockholder meetings. All of our directors attended the 2007 annual meeting of stockholders.

Audit Committee.  The Audit Committee’s purpose is, among other things, to assist the Board in overseeing:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independence, qualifications and performance of our independent registered public accounting firm; and

•	the performance of our internal audit function.

The Board has determined that all three members of the Audit Committee are independent under the listing standards of the NYSE and the rules of the Securities and Exchange Commission (the “SEC”). In addition, the Board has determined that Mr. Gardner is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K.

The report of the Audit Committee is included in this proxy statement beginning on page 43. The charter of the Audit Committee is available on the “Corporate Governance” section of our website at www.encoreacq.com. A free printed copy also is available to any stockholder who requests it from our address on page 3.

Compensation Committee.  The Compensation Committee’s functions include the following:

•	review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation level based on this evaluation;

•	approve, or make recommendations to the Board with respect to, the compensation of other executive officers;

•	from time to time consider and take action on the establishment of and changes to incentive compensation plans and equity-based compensation plans, including making recommendations to the Board on plans, goals or amendments to be submitted for action by our stockholders;

•	administer our compensation plans that it is assigned responsibility to administer, including taking action on grants and awards, determinations with respect to achievement of performance goals and other matters provided in the respective plans;

•	review from time to time when and as it deems appropriate the compensation and benefits of non-employee directors, including compensation pursuant to equity-based plans, and approve, or recommend to the Board for its action, any changes in such compensation and benefits; and

•	produce a compensation committee report on executive compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K.

The Board has determined that all members of the Compensation Committee are independent under the listing standards of the NYSE.

The Compensation Committee has retained Towers Perrin as an independent consultant with respect to executive compensation matters. The consultant reports to and acts at the direction of the Compensation Committee. Our management does not direct or oversee the activities of Towers Perrin with respect to our executive compensation program and has not engaged Towers Perrin for any other matter. Towers Perrin prepares compensation surveys for review by the Compensation Committee in advance of the annual executive officer compensation review. Towers Perrin works with our human resources function to compare compensation paid to our executive officers with compensation paid for comparable positions at companies included in the surveys.

The compensation payable to our Chairman of the Board and Chief Executive Officer is reviewed and approved by the Compensation Committee in executive session. The compensation payable to our other executive officers is recommended by the Chairman of the Board and Chief Executive Officer and reviewed and approved by the Compensation Committee.

The report of the Compensation Committee is included in this proxy statement on page 33. The charter of the Compensation Committee is available on the “Corporate Governance” section of our website at www.encoreacq.com. A free printed copy also is available to any stockholder who requests it from our address on page 3.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee’s functions include the following:

•	identify individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommend to the Board a slate of director nominees to be elected at the next annual meeting of stockholders and, when appropriate, director appointees to take office between annual meetings;

•	develop and recommend to the Board the corporate governance guidelines applicable to EAC;

•	oversee the Board’s annual evaluation of its performance and that of management; and

•	recommend to the Board membership on standing Board committees.

The Board has determined that both members of the Nominating and Corporate Governance Committee are independent under the listing standards of the NYSE.

The charter of the Nominating and Corporate Governance Committee is available on the “Corporate Governance” section of our website at www.encoreacq.com. A free printed copy also is available to any stockholder who requests it from our address on page 3.

Special Stock Award Committee.  The Special Stock Award Committee may exercise all powers and authority of the Board (concurrently with the Compensation Committee) to award restricted shares (or units representing restricted shares) of our common stock, or restricted stock, to eligible employees under EAC’s equity-based incentive plan, subject to the following limitations:

•	the Special Stock Award Committee may not make any award of shares of restricted stock to any officer or director of EAC who is subject to the provisions of Section 16 of the Exchange Act;

•	the maximum number of shares of restricted stock that may be granted by the Special Stock Award Committee to one or more eligible employees may not exceed, in the aggregate, 25,000 shares in any calendar year (which amount may be increased as to any calendar year by action of the Compensation Committee), and no unused portion of such authorized amount shall be carried forward to another calendar year; and

•	after the initial grant of any award of shares of restricted stock by the Special Stock Award Committee, such award will then be administered by the Compensation Committee.

If our stockholders approve the 2008 Incentive Stock Plan, the Special Stock Award Committee may exercise the powers described above to award restricted shares (or units representing restricted shares) of our common stock, or restricted stock, to eligible employees under the 2008 Incentive Stock Plan.

Compensation Committee Interlocks and Insider Participation

During 2007 or as of the date of this proxy statement, no member of the Compensation Committee is or has been an officer or employee of EAC and no executive officer of EAC served on the compensation committee or board of any company that employed any member of EAC’s Compensation Committee or Board.

Policies and Procedures for Approval of Related Person Transactions

The Board has adopted a policy with respect to related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which:

•	EAC is a participant;

•	any related person has a direct or indirect material interest; and

•	the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Nominating and Corporate Governance Committee, with assistance from our general counsel, is responsible for reviewing, approving and ratifying any related person transaction.

Selection of Nominees for the Board

Identifying Candidates

The Nominating and Corporate Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of the Board, stockholders, our executive officers and research. The Nominating and Corporate Governance Committee also has sole authority to select and compensate a third-party executive search firm to help identify candidates. In addition, the Nominating and Corporate Governance Committee will consider candidates for the Board submitted by stockholders. Any stockholder submission should include the candidate’s name and qualifications for Board membership and should be directed to our address on page 3.

Although the Nominating and Corporate Governance Committee does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating and Corporate Governance Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the committee. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them on the same basis.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders whether or not such nominee is submitted to and evaluated by the Nominating and Corporate Governance Committee. To nominate a director using this process, the stockholder must follow the procedures described under “Stockholder Proposals” on page 46.

Evaluating Candidates

Each director candidate must meet certain minimum qualifications, including:

•	the ability to represent the interests of all stockholders and not just one particular constituency;

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of his or her duties, taking into consideration the nominee’s service on other public company boards;

•	skills and expertise complementary to the existing Board members’ skills; and

•	a high degree of personal and professional integrity.

In addition, the Nominating and Corporate Governance Committee considers other qualities that it may deem to be desirable from time to time, such as the extent to which the candidate contributes to the diversity of the Board — with diversity being construed broadly to include a variety of perspectives, opinions, experiences and backgrounds. The Nominating and Corporate Governance Committee may also consider the ability of the candidate to work with the then-existing interpersonal dynamics of the Board and his or her ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Chairman of the Nominating and Corporate Governance Committee may interview the candidate, and if warranted, recommend that one or more members of the committee, other members of the Board and executives, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board will determine the nominees after considering the recommendation of the Nominating and Corporate Governance Committee.

Executive Sessions

Our non-management directors include all directors other than I. Jon Brumley and Jon S. Brumley. Each of the non-management directors is also “independent” under the listing standards of the NYSE. The non-management directors meet in executive session without management participation at least three times per year. These meetings are chaired on a rotating basis by the chairmen of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Stockholder Communications

Individuals may communicate with the entire Board or with our non-management directors. Any such communication should be sent via letter addressed to the member or members of the Board to whom the communication is directed to our address on page 3. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are eight nominees for election to our Board this year. All of the nominees have served as directors since the last annual meeting. Information regarding the business experience of each nominee is provided below. Each director is elected annually to serve until the next annual meeting or until his successor is elected.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the eight persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

All of the nominees have indicated that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders, I. Jon Brumley, Jon S. Brumley and Robert C. Reeves, will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Required Vote

The eight nominees for director who receive the highest number of “FOR” votes cast in person or by proxy at the annual meeting will be elected as directors. Our Corporate Governance Guidelines require any nominee for director who receives a greater number of votes “WITHHELD” from his election than votes “FOR” such election to promptly tender his resignation from the Board following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall consider the resignation and recommend to the Board whether to accept it. The Board’s decision to accept or reject the resignation will be made within 90 days of the certification of the stockholder vote.

Board Recommendation

The Board recommends a vote FOR the election of each of the following nominees:

I. Jon Brumley Age 69	Mr. I. Jon Brumley has been EAC’s Chairman of the Board since its inception in April 1998. Mr. Brumley also serves as the Chairman of the Board of Encore Energy Partners GP LLC, the general partner of Encore Energy Partners LP, a position he has held since its inception in February 2007. Mr. Brumley served as EAC’s Chief Executive Officer from inception until January 2006 and President from inception until August 2002. Beginning in August 1996, Mr. Brumley served as Chairman and Chief Executive Officer of MESA Petroleum (an independent oil and natural gas company) until its merger in August 1997 with Parker & Parsley to form Pioneer Natural Resources Company (an independent oil and natural gas company). He served as Chairman and Chief Executive Officer of Pioneer until joining EAC in 1998. Mr. Brumley has also served as Chairman of XTO Energy, Inc. and President and Chief Executive Officer of Southland Royalty Company. Mr. Brumley received a Bachelor of Business Administration from the University of Texas and a Master of Business Administration from the University of Pennsylvania Wharton School of Business. He is the father of Jon S. Brumley.

Jon S. Brumley Age 37	Mr. Jon S. Brumley has been EAC’s Chief Executive Officer since January 2006, President since August 2002 and a director since November 2001. In addition, Mr. Brumley has served as the Chief Executive Officer, President and a director of Encore Energy Partners GP LLC since its inception in February 2007. He held the positions of Executive Vice President — Business Development and Corporate Secretary of EAC from its inception in April 1998 until August 2002 and was a director from April 1999 until May 2001. Prior to joining EAC, Mr. Brumley held the position of Manager of Commodity Risk and Commercial Projects for Pioneer Natural Resources Company. He was with Pioneer since its creation by the merger of MESA and Parker & Parsley in August 1997. Prior to August 1997, Mr. Brumley served as Director — Business Development for MESA. Mr. Brumley received a Bachelor of Business Administration in Marketing from the University of Texas. He is the son of I. Jon Brumley.

John A. Bailey Age 38	Mr. Bailey has been a director of EAC since May 2006. Mr. Bailey has been employed as a Portfolio Manager, Global Energy, at Carlyle — Blue Wave Partners Management, LP since January 2007. From March 2005 to October 2006, Mr. Bailey was employed as Vice President, Energy at Amaranth Group LLC and a consultant to Amaranth Group LLC from October 2004 until March 2005. From October 2000 until August 2004, Mr. Bailey was an equity research analyst and Vice President of Equity Research for Deutsche Bank Securities with a focus on the North American exploration and production segment of the energy industry. From May 1997 until October 2000, Mr. Bailey was part of the oil and natural gas equity research group at Donaldson, Lufkin & Jenrette, Inc. Mr. Bailey received a Bachelor of Arts degree in Economics and Government from Cornell University.

Martin C. Bowen Age 64	Mr. Bowen has been a director of EAC since May 2004. Since 1993, Mr. Bowen has been Vice President and Chief Financial Officer of Fine Line, a private holding company. He also serves on the Board of Directors of AZZ Inc. and several privately held companies. In addition, he is a Director and Executive Committee Member of the Southwestern Exposition and Livestock Show and President and Chief Executive Officer of Performing Arts Fort Worth, Inc. Mr. Bowen received a Bachelor of Business Administration in Finance from Texas A&M University, a Bachelor of Foreign Trade from the American Graduate School of International Management and a Juris Doctor from Baylor University School of Law.

Ted Collins, Jr. Age 69	Mr. Collins has been a director of EAC since May 2001. From 1988 to July 2000, he was a co-founder and president of Collins & Ware, Inc. (an independent oil and natural gas exploration company which was sold in July 2000). Since that time he has engaged in private oil and natural gas investments. Mr. Collins is a past President of the Permian Basin Petroleum Association, the Permian Basin Landmen’s Association and the Midland Petroleum Club. He currently serves as Chairman of the Midland Wildcat Committee. He is a graduate of the University of Oklahoma with a Bachelor of Science in Geological Engineering. Mr. Collins serves on the Board of Directors of the general partner of Energy Transfer Partners, L.P.

Ted A. Gardner Age 50	Mr. Gardner has been a director of EAC since May 2001. Mr. Gardner has been Managing Partner of Silverhawk Capital Partners (a private equity investment group) since June 2005. From June 2003 to June 2005, Mr. Gardner was an independent investor. Mr. Gardner was a Managing Partner of Wachovia Capital Partners (a private equity investment group) and a Senior Vice President of Wachovia Corporation (a provider of commercial and retail banking and trust services) from 1990 until 2003. Mr. Gardner received a Bachelor of Arts degree in Economics from Duke University and a Juris Doctor and Masters of Business Administration from the University of Virginia.

John V. Genova Age 53	Mr. Genova has been a director of EAC since May 2004. Mr. Genova has been Vice President of Corporate Planning for Tesoro Corporation (an independent petroleum refiner) since March 2006. From July 2005 to March 2006, Mr. Genova was Vice President of Performance Management for Tesoro Corporation. He also has been serving as an energy advisor for the Gerson Lehrman Group since 2004 and as a Senior Energy Advisor to Chanin Capital Partners since early 2005. From January 2005 to July 2005, Mr. Genova was an independent consultant to the energy industry. Previously, Mr. Genova was Executive Vice President — Refining and Marketing of Holly Corporation (an independent U.S. petroleum refiner) from January 2004 to December 2004. Prior to Holly, Mr. Genova worked over 27 years with ExxonMobil. From January 1999 to December 1999, he served as Vice President of the Gas Department of Exxon Company, International. From December 1999 to March 2002, he served as Director of International Gas Marketing of ExxonMobil International Limited in London. From April 2002 through 2003, Mr. Genova served as Executive Assistant to the Chairman and General Manager, Corporate Planning of ExxonMobil Corporation. Mr. Genova received a Bachelor of Science degree in Chemical and Petroleum Refining Engineering from the Colorado School of Mines.

James A. Winne III Age 56	Mr. Winne has been a director of EAC since May 2001. He has been President and Chief Executive Officer of Legend Natural Gas II, L.P. (an independent oil and natural gas company) since September 2004 and President and Chief Executive Officer of Legend Natural Gas III, L.P. (an independent oil and natural gas company) since August 2006. Mr. Winne is also non-executive Chairman of the Board of Phoenix Exploration Company, a privately held oil and natural gas exploration company. Mr. Winne was President and Chief Executive Officer of Legend Natural Gas, L.P. (an independent oil and natural gas company) from September 2001 until August 2004. Mr. Winne was a director of Belden & Blake Corporation (an independent oil and natural gas company) from September 2004 until August 2005 and served as Chairman of the Board and Chief Executive Officer of Belden & Blake from December 2004 until August 2005. From March 2001 until September 2001, Mr. Winne developed plans for a business that became Legend Natural Gas. He was formerly employed by North Central Oil Corporation (an independent oil and natural gas company) for 18 years and was President and Chief Executive Officer from September 1993 until March 2001. After attending the University of Houston, he started his career as an independent landman and also worked at Tomlinson Interest, Inc. (an independent oil and natural gas company) and Longhorn Oil and Gas (an independent oil and natural gas company) before joining North Central’s land department in January 1983. Mr. Winne has 28 years of experience in the oil and gas industry.

PROPOSAL NO. 2

APPROVAL OF THE 2008 INCENTIVE STOCK PLAN

Introduction

The Board has unanimously approved the 2008 Incentive Stock Plan (the “Plan”), subject to stockholder approval at the annual meeting, and recommends that EAC’s stockholders approve and adopt the Plan. The Board has elected to propose this new incentive compensation plan in order to:

•	present stockholders with the opportunity to assess and approve incentive compensation provided by EAC;

•	enable certain compensation agreements to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), necessary for the deductibility of certain performance-based compensation; and

•	authorize additional shares for issuance pursuant to EAC’s equity incentive compensation strategy.

We consider the Plan an essential element of total compensation and believe the Plan promotes our interests and those of our stockholders by:

•	attracting and retaining directors and employees;

•	motivating directors and employees by means of performance-related incentives; and

•	enabling directors and employees to participate in EAC’s long-term growth and financial success.

As of April 3, 2008, 4,045,279 shares have been issued pursuant to awards under our existing equity-based incentive compensation plan (the “2000 Incentive Stock Plan”), and 454,721 shares remain available for issuance under that plan. Please read “— Equity Compensation Plans” below.

If the stockholders approve the Plan, then no additional awards will be granted under the 2000 Incentive Stock Plan from and after the date of the annual meeting, and 2,400,000 shares will be reserved for issuance under the Plan. Any previously granted awards currently outstanding under the 2000 Incentive Stock Plan will remain outstanding in accordance with their terms.

Summary of the 2008 Incentive Stock Plan

A description of the Plan appears below. Because the description of the Plan in this proxy statement is a summary, it may not contain all the information that may be important to you. The summary is qualified by reference to the Plan. You should read carefully the entire copy of the Plan attached as Annex A to this proxy statement.

Eligibility

All directors and full time regular employees are eligible to participate in the Plan. As of the date of this proxy statement, we currently have six non-employee directors and [364] employees eligible for participation in the Plan. If the director nominees are elected at the annual meeting, we will again have six non-employee directors eligible to participate in the Plan.

Shares Available for Awards

Up to 2,400,000 shares of our common stock may be issued under the Plan, all of which may be issued as incentive stock options under Section 422 of the Code. As of April 1, 2008, the closing price of our common stock on the NYSE was $39.15 per share.

Additionally, the number of shares of our common stock that are the subject of awards under the Plan, that are cancelled, forfeited, terminated or expire unexercised, shall again immediately become available for awards under the Plan. The number of shares reserved for issuance under the Plan shall be reduced only to the extent that shares of our common stock are actually issued in connection with the exercise or settlement of an award; provided, however, that the number of shares reserved for issuance shall be reduced by the total number of options or stock appreciation rights exercised. The number of shares reserved for issuance under the Plan shall not be increased by (i) any shares tendered or awards surrendered in connection with the purchase of shares upon the exercise of an option or (ii) any shares deducted from an award payment in connection with our tax withholding obligations. Shares delivered in settlement, assumption or substitution of awards granted by another entity as a result of an acquisition or under an acquired entity’s plan will not reduce the number of shares available under the Plan to the extent allowed under the rules of the NYSE.

Aggregate Limitation on Stock Awards

No more than 1,600,000 shares of our common stock will be available for grants of “full value” stock awards, such as restricted stock or stock units.

Administration

The Plan will be administered by the Compensation Committee of the Board. The Compensation Committee interprets and administers the Plan and determines the participants to be granted awards, the types of awards granted to the participants and the terms of each award. Subject to certain restrictions contained in the Plan, the Compensation Committee has the discretion to extend the exercisability of an award, accelerate the vesting or exercisability of an award or otherwise amend the award in a manner that is not adverse to, or is consented to by, the recipient of the award; provided that in no event may an option or stock appreciation right be re-priced by any method, directly or indirectly.

To the extent allowed by applicable law, the Compensation Committee may delegate to our Chief Executive Officer or another executive officer the authority to grant awards out of a specified pool of cash or shares under the Plan. The Board has established a Special Stock Award Committee and appointed Jon S. Brumley as its sole member. The Special Stock Award Committee may exercise all powers and authority of the Board (concurrently with the Compensation Committee) to award restricted shares (or units representing restricted shares) of our common stock, or restricted stock, to eligible employees under the Plan, subject to the following limitations:

•	the Special Stock Award Committee may not make any award of shares of restricted stock to any officer or director of EAC who is subject to the provisions of Section 16 of the Exchange Act;

•	the maximum number of shares of restricted stock that may be granted by the Special Stock Award Committee to one or more eligible employees may not exceed, in the aggregate, 25,000 shares in any calendar year (which amount may be increased as to any calendar year by action of the Compensation Committee), and no unused portion of such authorized amount shall be carried forward to another calendar year; and

•	after the initial grant of any award of shares of restricted stock by the Special Stock Award Committee, such award will then be administered by the Compensation Committee.

Options

The term of each option granted under the Plan is fixed by the Compensation Committee, but may not be longer than ten years from the date of grant. Options may be either incentive stock options authorized under Section 422 of the Code or non-qualified options which do not qualify as incentive stock options. No person may be issued incentive stock options covering shares with a fair market value at the date of grant in excess of $100,000 and exercisable in any calendar year. The exercise price of each option is determined by the Compensation Committee, but may not be less than the fair market value of the common stock on the date of grant. Each option is exercisable at the times and subject to any conditions established by the Compensation Committee. The Compensation Committee may provide the option holder with the right to satisfy any minimum withholding tax obligation by delivery of previously owned shares or withholding shares otherwise issuable upon exercise of the option. The exercise price will be paid in cash or, if permitted by the Compensation Committee, in common stock previously owned by the option holder. Outstanding options may not be repriced without stockholder approval.

Stock Appreciation Rights

The Plan also provides for the granting of stock appreciation rights, or SARs, to employees. A SAR is a right to receive a payment, in cash or common stock, equal to the excess of the fair market value of a specified number of shares of the common stock over a specified grant price. All SARs granted under the Plan must have a grant price per share that is not less than the fair market value of a share of common stock on the date of grant and a term of no more than ten years.

Stock Awards

The Plan also provides for the granting of stock awards, restricted stock and stock units to employees that consist of grants of common stock or units denominated in common stock. The terms, conditions and limitations applicable to any stock award will be decided by the Compensation Committee. At the discretion of the Compensation Committee, the terms of a stock award may include rights to receive dividends or dividend equivalents. Unless granted in lieu of previously earned salary or bonus, stock awards that are not performance awards will vest no sooner than ratably over a minimum three-year period, subject to earlier vesting on death, disability, retirement or change-in-control. Stock awards that are performance awards will have a minimum vesting period of one year, subject to earlier vesting on death, disability, retirement or change-in-control.

Cash Awards

The Plan also provides for the granting of cash awards to employees. The terms, conditions and limitations applicable to any cash awards granted pursuant to the Plan will be determined by the Compensation Committee.

Performance Awards

At the discretion of the Compensation Committee, any of the above-described employee awards may be made in the form of a performance award. A performance award is an award that is subject to the attainment of one or more future performance goals. Performance goals need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses. Performance goals may also be based on performance relative to a peer group of companies. The terms, conditions and limitations applicable to any performance award will be decided by the Compensation Committee.

At the discretion of the Compensation Committee, certain awards under the Plan will be intended to qualify as performance-based compensation under Section 162(m) of the Code. Section 162(m) generally disallows deductions for compensation in excess of $1,000,000 for some executive officers unless the compensation qualifies as performance-based compensation. The Plan contains provisions consistent with the Section 162(m) requirements for performance-based compensation.

In making qualified awards, the Compensation Committee may base a performance goal on one or more of the following business criteria that may be applied to the employee, one or more of our business units or geographic regions, or to EAC as a whole:

•	Increased revenue;

•	Net income measures (including but not limited to income after capital costs and income before or after income taxes);

•	Stock price measures (including but not limited to growth measures and total shareholder return);

•	Market share;

•	Earnings per share (actual or targeted growth);

•	Earnings before interest, income taxes, depletion, depreciation and amortization (“EBITDA”);

•	Cash flow measures (including but not limited to net cash flow and net cash flow before financing activities);

•	Return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity);

•	Operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency);

•	Expense measures (including but not limited to finding and development costs, overhead cost and general and administrative expense);

•	Margins;

•	Shareholder value;

•	Total shareholder return;

•	Reserve levels;

•	Reserve additions;

•	Proceeds from dispositions;

•	Reserve replacement ratio;

•	Total market value; and

•	Corporate values measures (including ethics compliance, environmental and safety).

Employee Award Limits

No employee may be granted in any calendar year awards covering more than 300,000 shares of common stock, and no employee may be granted cash awards in any calendar year in excess of $5,000,000.

Director Awards

The Plan allows for the grant of stock awards, options, SARs and cash awards to our non-employee directors in the same manner as described above, except that directors may not be awarded incentive stock options. However, no non-employee director may be granted awards covering more than 20,000 shares in any calendar year.

Adjustment

In the event of a stock dividend, stock split, consolidation, recapitalization, reorganization, merger or other similar capital or corporate structure change, the Board will adjust, in the manner it deems appropriate in its discretion, the terms of outstanding options, the number of shares available under the Plan, the maximum number of shares issuable to one person and other provisions of the Plan.

Acceleration on Change-in-Control

Upon a change-in-control, as defined in the Plan, unless otherwise determined by the Compensation Committee, all options and SARs will vest and become exercisable and all transfer restrictions and vesting requirements on stock awards will lapse.

Amendment; Termination

The Board may suspend, revise, terminate or amend the Plan at any time. However, no such amendment may be made without stockholder approval if such approval is required under applicable law or the rules of the applicable securities exchange on which the shares of common stock are listed, or if such amendment would either decrease the grant or exercise price of any stock option to less than the minimum price set forth in the Plan on the date of grant or increase the total number of shares of common stock that may be distributed under the Plan. The Plan is scheduled to terminate on the date 10 years following its approval by stockholders.

New Plan Benefits

Except for annual grants of restricted stock made to our directors in accordance with our director compensation policy, no determination has yet been made as to the amount or terms of any stock-based incentives or any future cash awards under the Plan. For more information concerning our director compensation, please read “Director Compensation” on page 43.

Future grants of stock-based incentives or any future awards under the Plan will be made to our named executive officers and other participants as determined by the Compensation Committee or Special Stock Award Committee, as described in “Summary of the 2008 Incentive Stock Plan — Administration” above. For more information concerning equity awards granted to our named executive officers, please read “Executive Compensation — Compensation Discussion and Analysis” beginning on page 24.

Certain Federal Income Tax Consequences

The following is a brief summary of the federal income tax aspects of awards that may be made under the Plan based on existing U.S. federal income tax laws. This summary is general in nature and does not address issues related to the tax circumstances of any particular participant. This summary is not complete and does not attempt to describe any state, local or non-U.S. tax consequences.

Stock Options and SARs.  Participants will not realize taxable income upon the grant of a non-qualified stock option or SAR. Upon the exercise of a non-qualified stock option or SAR, the participant will recognize ordinary income (subject, in the case of employees, to withholding) in an amount equal to the excess of: the amount of cash and the fair market value on the date of exercise of the common stock received over the exercise price (if any) paid for the non-qualified stock option or SAR. The participant will generally have a tax basis in any shares of common stock received on the exercise of a SAR, or on the cash exercise of a non-qualified stock option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Certain Tax Code Limitations on Deductibility” below, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant.

Employees will not have taxable income upon the grant of an incentive stock option. Upon the exercise of an incentive stock option, the employee will not have taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the incentive stock option over the exercise price will increase the alternative minimum taxable income of the employee, which may cause such employee to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive stock option would be allowed as a credit against the employee’s regular tax liability in a later year to the extent the employee’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of stock received in connection with the exercise of an incentive stock option that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the incentive stock option), the employee will generally recognize capital gain or loss equal to the difference between the amount received in the disposition and the exercise price paid by the employee for the stock. However, if an employee disposes of stock that has not been held for the requisite holding period, the employee will recognize ordinary income in the year of the disqualifying disposition to the extent that the fair market value of the stock at the time of exercise of the incentive stock option (or, if less, the amount realized in the case of an arm’s-length disqualifying disposition to an unrelated party) exceeds the exercise price paid by the employee for such stock. The employee would also recognize capital gain (or, depending on the holding period, additional ordinary income) to the extent the amount realized in the disqualifying disposition exceeds the fair market value of the stock on the exercise date. If the exercise price paid for the stock exceeds the amount realized in the disqualifying disposition (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

EAC will generally not be entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless the employee makes a disqualifying disposition of the stock. If an employee makes such a disqualifying disposition, EAC will then, subject to the discussion below under “Certain Tax Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the employee under the rules described in the preceding paragraph.

Cash Awards; Stock Unit Awards; Stock Awards.  A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time such cash is otherwise made available for the participant to draw upon it. A participant will not have taxable income upon the grant of a stock award in the form of units denominated in common stock but rather will generally recognize ordinary compensation income at the time the participant receives common stock or cash in satisfaction of such stock unit award in an amount equal to the fair market value of the common stock or cash received. In general, a participant will recognize ordinary compensation income as a result of the receipt of common stock pursuant to a stock award in an amount equal to the fair market value of the common stock when such stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock when it first becomes transferable or is no longer subject to a substantial risk of forfeiture, unless the participant makes an election to be taxed on the fair market value of the common stock when such stock is received.

An employee will be subject to withholding for federal, and generally for state and local, income taxes at the time the employee recognizes income under the rules described above with respect to common stock or cash received pursuant to a cash award, performance award, stock award or stock unit award. Dividends that are received by a participant prior to the time that the common stock is taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis of a participant in the common stock received will equal the amount recognized by the participant as compensation income under the rules described in the preceding paragraph, and the participant’s holding period in such shares will commence on the date income is so recognized.

Subject to the discussion under “Certain Tax Code Limitations on Deductibility” below, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.

Certain Tax Code Limitations on Deductibility.  Section 162(m) of the Code provides that certain compensation received in any year by a “covered employee” in excess of $1,000,000 is non-deductible by EAC for federal income tax purposes. Section 162(m) provides an exception, however, for “performance-based compensation.” The Plan permits the Compensation Committee to structure grants and awards made under the Plan to “covered employees” as performance-based compensation that is exempt from the limitations of Section 162(m). However, the Compensation Committee may award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in the best interest of EAC, balancing tax efficiency with long-term strategic objectives.

Section 409A.  Section 409A of the Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding (i) timing of payouts, (ii) advance election of deferrals and (iii) restrictions on acceleration of payouts will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In addition, tax on the amounts included in income as a result of not complying with the new Section 409A will be increased by an interest component as specified by statute, and the amount included in income will also be subject to a 20% excise tax. In general, to avoid a Section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a specified time, a change-in-control (as defined by the Treasury Department) or an unforeseen emergency. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for reasons specified by the Treasury Department may cause the amounts deferred to be subject to early taxation and to the imposition of the excise tax.

Section 409A is broadly applicable to any form of deferred compensation other than tax-qualified retirement plans and bona fide vacation, sick leave, compensatory time, disability pay or death benefits, and may apply to certain awards under the Plan. For example, restricted stock units and stock options may be classified as deferred compensation for this purpose.

The Treasury Department and Internal Revenue Service have issued final regulations implementing Section 409A which are generally effective January 1, 2008. Based on these regulations, it is expected that awards under the Plan may be structured in a manner that complies with or is exempt from Section 409A.

Equity Compensation Plans

The following table sets forth information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2007:

(c)
Number of Securities
	(a)	(b)	Remaining Available
	Number of Securities to	Weighted-Average	for Future Issuance
	be Issued Upon	Exercise Price of	Under Equity
	Exercise of Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
	and Rights(2)	and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders(1)	1,381,782	$16.03	859,508
Equity compensation plans not approved by security holders	—	$—	—

Total	1,381,782	$16.03	859,508

(1)	Consists of the 2000 Incentive Stock Plan, as amended and restated, which is EAC’s only equity compensation plan.

(2)	Excludes 918,338 shares of restricted stock.

Required Vote

Approval of the Plan requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represents over 50% of all outstanding shares entitled to vote on the proposal.

Board Recommendation

Our Board recommends a vote FOR the approval of the Plan.

The approval of the Plan requires the affirmative vote of a majority of the votes cast on the proposal; provided that the total vote cast on the proposal represents over 50% of all outstanding shares entitled to vote on the proposal. Since the total vote cast on the proposal must represent over 50% of all outstanding shares entitled to vote on the proposal, abstentions and broker non-votes could effectively count as a vote against the proposal if the votes actually cast on the proposal do not represent over 50% of all outstanding shares entitled to vote on the proposal.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements as of and for the year ending December 31, 2008 and our internal control over financial reporting for the same period. During 2007, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain other services. Please read “Principal Accountant Fees and Services” on page 45. Representatives of Ernst & Young LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008 requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.

Board Recommendation

Our Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 14, 2008, regarding the ownership of our common stock by:

•	all persons known by us to be beneficial owners of more than 5% of our common stock;

•	each director nominee;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

	Shares Beneficially
Name and Address of Beneficial Owner	Owned(1)	% of Class

5% Beneficial Owners
Fir Tree, Inc.(2)	5,344,632	10.0%
505 Fifth Avenue, 23rd Floor
New York, New York 10017
T. Rowe Price Associates, Inc.(3)	4,889,199	9.2%
100 East Pratt Street
Baltimore, Maryland 21202
Baron Capital Group, Inc.(4)	4,258,100	8.0%
767 Fifth Avenue
New York, New York 10153
Dimensional Fund Advisors LP(5)	3,628,393	6.8%
1299 Ocean Avenue
Santa Monica, California 90401
Neuberger Berman Inc.(6)	3,019,150	5.7%
605 Third Avenue
New York, New York 10158
Barclays Global Investors, N.A.(7)	3,001,233	5.6%
45 Fremont Street
San Francisco, California 94105
Directors and Named Executive Officers
I. Jon Brumley(8)	3,214,205	6.0%
Jon S. Brumley	907,501	1.7%
John W. Arms	92,922	*
L. Ben Nivens	38,502	*
Robert C. Reeves	143,935	*
John A. Bailey	10,000	*
Martin C. Bowen	32,000	*
Ted Collins, Jr.	137,750	*
Ted A. Gardner	32,500	*
John V. Genova	24,500	*
James A. Winne III	32,500	*
All directors and executive officers as a group (17 persons)	4,905,871	9.1%

*	Less than 1%.

(1)	Includes options that are or become exercisable within 60 days of March 14, 2008 as follows: Mr. I. Jon Brumley (328,362), Mr. Jon S. Brumley (327,452), Mr. Arms (47,073), Mr. Nivens (10,031), Mr. Reeves (98,991), Mr. Bowen (7,500), Mr. Collins (18,000), Mr. Gardner (15,000), Mr. Genova (7,500) and Mr. Winne (18,000), and all directors and executive officers as a group (1,019,610) upon the exercise of stock options granted pursuant to our 2000 Incentive Stock Plan. Includes unvested restricted stock as of March 14, 2008 as follows: Mr. I. Jon Brumley (137,816), Mr. Jon S. Brumley (72,356), Mr. Arms (15,624), Mr. Nivens (13,671), Mr. Reeves (19,994), Mr. Bailey (8,750), Mr. Bowen (13,250), Mr. Collins (13,250), Mr. Gardner (13,250), Mr. Genova (13,250) and Mr. Winne (13,250), and all directors and executive officers as a group (401,411).

(2)	Based on an amendment to Schedule 13G filed with the SEC on March 5, 2008 by Fir Tree, Inc., an investment manager (“Fir Tree”), Fir Tree Value Master Fund, L.P. (“Fir Tree Value”) and Fir Tree Capital Opportunity Master Fund, L.P. (“Fir Tree Capital”). Such filing indicates that (a) Fir Tree has shared voting and dispositive power with respect to 5,344,632 shares, (b) Fir Tree Value has shared voting and dispositive power with respect to 4,401,260 shares and (c) Fir Tree Capital has shared voting and dispositive power with respect to 943,372 shares. Fir Tree is the investment manager for each of Fir Tree Value and Fir Tree Capital and has been granted investment discretion over portfolio investments, including the common stock, held by each of them.

(3)	Based on an amendment to Schedule 13G filed with the SEC on February 13, 2008 by T. Rowe Price Associates, Inc. (“Price Associates”). Such filing indicates that Price Associates has sole voting power with respect to 906,049 shares and sole dispositive power with respect to 4,889,199 shares. These securities are owned by various individual and institutional investors, which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time.

(4)	Based on an amendment to Schedule 13G filed with the SEC on February 14, 2008 by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., an investment advisor (“BAMCO”), Baron Capital Management, Inc., an investment advisor (“BCM”), Baron Growth Fund, a registered investment company (“BGF”), and Ronald Baron. Such filing indicates that (a) BCG has shared voting power with respect to 3,597,600 shares and shared dispositive power with respect to 4,258,100 shares, (b) BAMCO has shared voting power with respect to 3,340,100 shares and shared dispositive power with respect to 3,990,100 shares, (c) BCM has shared voting power with respect to 257,500 shares and shared dispositive power with respect to 268,000 shares, (d) BGF has shared voting and dispositive power with respect to 3,100,000 shares and (e) Ronald Baron has shared voting power with respect to 3,597,600 shares and shared dispositive power with respect to 4,258,100 shares. BAMCO and BCM are subsidiaries of BCG. BGF is an advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. By virtue of investment advisory agreements with their respective clients, BAMCO and BCM have been given the discretion to dispose or to direct the disposition of the securities in the advisory accounts. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates.

(5)	Based on a Schedule 13G filed with the SEC on February 6, 2008 by Dimensional Fund Advisors LP (“Dimensional”). Such filing indicates that Dimensional has sole voting and dispositive power with respect to 3,628,393 shares. Dimensional, an investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities that are owned by such funds, and may be deemed to be the beneficial owner of the shares held by the funds. However, all securities reported are owned by such funds. Dimensional disclaims beneficial ownership of such securities.

(6)	Based on an amendment to Schedule 13G filed with the SEC on February 13, 2008 by Neuberger Berman Inc. (“Neuberger Inc.”), Neuberger Berman, LLC (“Neuberger LLC”), Neuberger Berman Management Inc. (“Neuberger Management”) and Neuberger Berman Equity Funds (“Neuberger Funds”). Such filing indicates that (a) Neuberger Inc. had shared voting power with respect to 2,532,700 shares and shared dispositive power with respect to 3,019,150 shares, (b) Neuberger LLC has shared voting power with respect to 2,532,700 shares and shared dispositive power with respect to 3,019,150 shares, (c) Neuberger Management has shared voting and dispositive power with respect to 2,532,700 shares and (d) Neuberger Funds has shared voting and dispositive power with respect to 2,532,700 shares. Neuberger LLC and Neuberger Management serve as a sub-advisor and investment manager, respectively, of Neuberger Inc.’s various mutual funds, and may be deemed to beneficially own shares held in Neuberger Portfolio. The holdings of Lehman Brothers Asset Management LLC, an affiliate of Neuberger LLC, are also aggregated to comprise the holdings referenced herein.

(7)	Based on a Schedule 13G filed with the SEC on February 5, 2008 by Barclays Global Investors, N.A., (“Barclays N.A.”), Barclays Global Fund Advisors (“Barclays Fund Advisors”), Barclays Global Investors, Ltd. (“Barclays Ltd.”), Barclays Global Investors Japan Trust and Banking Company Limited (“Barclays Japan Trust”), Barclays Global Investors Japan Limited (“Barclays Japan Ltd.”), Barclays Global Investors Canada Limited (“Barclays Canada”), Barclays Global Investors Australia Limited (“Barclays Australia”) and Barclays Global Investors (Deutschland) AG (“Barclays Deutschland”). Such filing indicates that (a) Barclays N.A. has sole voting power with respect to 1,429,799 shares and sole dispositive power with respect to 1,630,061 shares, (b) Barclays Fund Advisors has sole voting and dispositive power with respect to 1,366,650 shares, (c) Barclays Ltd. has sole voting and dispositive power with respect to 1,391 shares, (d) Barclays Japan Trust has no voting and dispositive power with respect to any shares, (e) Barclays Japan Ltd. has sole voting and dispositive power with respect to 3,131 shares, (f) Barclays Canada has no voting and dispositive power with respect to any shares, (g) Barclays Australia has no voting and dispositive power with respect to any shares and (h) Barclays Deutschland has no voting and dispositive power with respect to any shares.

(8)	Mr. Brumley is the sole officer, director and stockholder of the corporation that is the sole general partner of two limited partnerships that own a total of 2,586,921 shares. Accordingly, Mr. Brumley has sole voting and dispositive power with respect to the shares owned by these partnerships.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. We believe that, during 2007, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, except that a Form 4 was filed late to report the acquisition of shares by Ted Collins, Jr. and a Form 4 was filed late for each of Messrs. I. Jon Brumley, John W. Arms, Thomas H. Olle, Robert C. Reeves and Kevin Treadway to report the delivery of shares to satisfy tax withholding obligations upon the vesting of restricted stock. In making these statements, we have relied upon examination of the copies of Forms 3 and 4, and amendments thereto, provided to us and the written representations of our directors and executive officers.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of the Board. Information regarding the business experience of each of our executive officers is provided below.

I. Jon Brumley, age 69, Chairman of the Board

Please read page 8 for information regarding Mr. I. Jon Brumley’s business experience.

Jon S. Brumley, age 37, Chief Executive Officer and President

Please read page 9 for information regarding Mr. Jon S. Brumley’s business experience.

Robert C. Reeves, age 38, Senior Vice President, Chief Financial Officer and Treasurer

Mr. Reeves has served as Senior Vice President, Chief Financial Officer and Treasurer of EAC since November 2006. Mr. Reeves has also served as Senior Vice President, Chief Financial Officer and Treasurer of Encore Energy Partners GP LLC since its inception in February 2007. From November 2006 until January 2007, Mr. Reeves also served as EAC’s Corporate Secretary. Mr. Reeves served as EAC’s Senior Vice President, Chief Accounting Officer, Controller and Assistant Corporate Secretary from November 2005 until November 2006. He served as EAC’s Vice President, Controller and Assistant Corporate Secretary from August 2000 until October 2005. He served as EAC’s Assistant Controller from April 1999 until August 2000. Prior to joining EAC, Mr. Reeves was Assistant Controller for Bristol Resources Corporation from 1998 until 1999. Prior to 1998, Mr. Reeves served as Assistant Controller for Hugoton Energy Corporation. Mr. Reeves received his Bachelor of Science degree in Accounting from the University of Kansas. He is a Certified Public Accountant.

L. Ben Nivens, age 47, Senior Vice President and Chief Operating Officer

Mr. Nivens has been Senior Vice President and Chief Operating Officer of EAC since November 2006. Mr. Nivens has also served as Senior Vice President and Chief Operating Officer of Encore Energy Partners GP LLC since its inception in February 2007. From November 2005 until November 2006, Mr. Nivens served as EAC’s Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. Mr. Nivens served as EAC’s Vice President of Corporate Strategy and Treasurer from June 2005 until October 2005. From April 2002 to June 2005, Mr. Nivens served as EAC’s Engineering Manager. Prior to joining EAC, he worked as a reservoir engineer for Prize Energy from 1999 to 2002. From 1990 to 1999, Mr. Nivens worked in the corporate planning group at Union Pacific Resources and also served as a reservoir engineer. In addition, he worked as a reservoir engineer for Compass Bank in 1999. Mr. Nivens received a Bachelor of Science in Petroleum Engineering from Texas Tech University and a Masters of Business Administration from Southern Methodist University.

John W. Arms, age 40, Senior Vice President, Acquisitions

Mr. Arms has served as Senior Vice President, Acquisitions since February 2007. Mr. Arms has also served as Senior Vice President, Acquisitions of Encore Energy Partners GP LLC since its inception in February 2007. Mr. Arms served as EAC’s Vice President of Business Development from September 2001 until February 2007. From November 1998 until September 2001, Mr. Arms served as EAC’s Manager of Acquisitions and in various petroleum engineering positions for EAC. Prior to joining EAC in November 1998, Mr. Arms was a Senior Reservoir Engineer for Union Pacific Resources and an Engineer at XTO Energy, Inc. Mr. Arms received a Bachelor of Science in Petroleum Engineering from the Colorado School of Mines.

Kevin Treadway, age 42, Senior Vice President, Land

Mr. Treadway has served as Senior Vice President, Land since February 2008. From April 2003 to February 2008, Mr. Treadway served as Vice President, Land. Mr. Treadway has also served as Senior Vice President, Land of Encore Energy Partners GP LLC since February 2008 and served as its Vice President, Land from February 2007 to February 2008. From 2002 until April 2003, Mr. Treadway was EAC’s Land Manager. Mr. Treadway joined EAC in 2000 as a staff landman. Prior to joining EAC, Mr. Treadway served as a Landman at Coho Resources. Mr. Treadway received a Bachelor of Science degree in Petroleum Land Management from the University of Southwestern Louisiana.

Philip D. Devlin, age 63, Senior Vice President, General Counsel and Corporate Secretary

Mr. Devlin has served as Senior Vice President, General Counsel and Corporate Secretary since January 2007. Mr. Devlin has also served as Senior Vice President, General Counsel and Secretary of Encore Energy Partners GP LLC since its inception in February 2007. From March 1997 until January 2007, Mr. Devlin served as Vice President, General Counsel and Secretary of National Energy Group, Inc. From October 1994 through February 1997, he served as President and Chief Executive Officer of Sunrise Energy Services, Inc. From September 1984 through October 1994, he served as Executive Vice President, General Counsel and Secretary of Sunrise Energy Services, Inc. He is licensed by the State Bar of Texas, admitted to practice before the Supreme Court of the United States and is a past president and director of the Natural Gas and Electric Power Association of North Texas. Mr. Devlin earned a Bachelor of Arts degree and a Master of Arts degree from the University of California, and a Juris Doctor degree with honors from California Western School of Law, San Diego, California.

Andrea Hunter, age 33, Vice President, Controller and Principal Accounting Officer

Ms. Hunter has been Vice President, Controller and Principal Accounting Officer of EAC since February 2008. Ms. Hunter has also served as Vice President, Controller and Principal Accounting Officer of Encore Energy Partners GP LLC since February 2008. Prior to her promotion, Ms. Hunter had served as Controller of EAC and Encore Energy Partners GP LLC since September 2007. From July 2003 to September 2007, Ms. Hunter held positions of increasing responsibility at EAC, including financial reporting senior manager. Prior to joining EAC in July 2003, Ms. Hunter worked in public accounting, first in the Assurance and Business Advisory Services of PricewaterhouseCoopers LLP and later as an editor at Thomson Publishing’s Practitioners Publishing Company. Ms. Hunter received a Master of Science and Bachelor of Business Administration, both in Accounting, from the University of Texas at Arlington. She is a Certified Public Accountant.

Thomas H. Olle, age 53, Vice President, Strategic Solutions

Mr. Olle has served as our Vice President, Strategic Solutions since February 2008. From November 2006 to February 2008, Mr. Olle served as Vice President, Mid-Continent Region. Mr. Olle has also served as a Vice President of Encore Energy Partners GP LLC since February 2007. From February 2005 until November 2006, Mr. Olle was EAC’s Senior Vice President — Asset Management. Mr. Olle served as EAC’s Senior Vice President, Asset Management of the Cedar Creek Anticline from April 2003 to February 2005. Mr. Olle joined EAC in March 2002 as Vice President of Engineering. Prior to joining EAC, Mr. Olle served as Senior Engineering Advisor of Burlington Resources, Inc. (an independent oil and gas company) from September 1999 to March 2002. From July 1986 to September 1999, he served as a Regional Engineer of Burlington Resources. Mr. Olle received a Bachelor of Science degree with Highest Honors in Mechanical Engineering from the University of Texas at Austin.

Diane K. Weaver, age 54, Vice President, Investor Relations

Ms. Weaver has been Vice President, Investor Relations of EAC since August 2007. Ms. Weaver has also served as Vice President, Investor Relations of Encore Energy Partners GP LLC since February 2008. Prior to joining EAC, Ms. Weaver served as Director of Investor Relations for Quicksilver Resources Inc. from December 2003 to August 2007. From January 2001 to December 2003, Ms. Weaver served as Senior Financial Reporting Accountant for XTO Energy, Inc. Prior to January 2001, Ms. Weaver was employed at Union Pacific Resources Company and Sohio Petroleum Company.

Andy R. Lowe, age 56, Vice President, Marketing

Mr. Lowe has served as Vice President, Marketing since February 2007. Mr. Lowe has also served as Vice President, Marketing of Encore Energy Partners GP LLC since February 2008. From May 2006 until February 2007, Mr. Lowe was EAC’s Director of Marketing. Prior to joining EAC, Mr. Lowe was Vice President — Marketing for Vintage Petroleum, Inc. from December 1997 until December 2005. Mr. Lowe served as General Manager — Marketing for Vintage Petroleum, Inc. from 1992 until December 1997. Mr. Lowe served as president of Quasar Energy, Inc. from 1990 until 1992, and Manager — Marketing, as well as various other management capacities, for Maxus Energy Corporation, formerly Diamond Shamrock Exploration Company, from 1983 until 1990. Mr. Lowe received a Bachelor of Science degree in Education from Texas Tech University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and decisions regarding our named executive officers for 2007. Our named executive officers are our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for 2007.

Executive Compensation Philosophy

In establishing executive compensation, we believe that:

•	base salaries should be at levels competitive with peer group companies that compete with us for business opportunities and executive talent;

•	annual cash bonuses, stock option awards and restricted stock awards should reflect progress toward our strategic and operating goals and individual performance; and

•	we should encourage significant executive stock ownership to further align executives’ interests with those of our stockholders.

Purpose of the Executive Compensation Program

Our executive compensation program has been designed to accomplish the following long-term objectives:

•	align executive pay with stockholder wealth creation while maintaining good corporate governance;

•	produce long-term, positive results for our stockholders;

•	align executive compensation with our performance and appropriate peer group companies;

•	offer incentives for exceeding performance objectives;

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce; and

•	prevent short-term inappropriate behavior to manipulate results for the purpose of increasing compensation.

Role of the Compensation Committee

Responsibilities and Authority

The Compensation Committee has overall responsibility for the compensation of our named executive officers. The specific duties and responsibilities of the Compensation Committee are described above under “Corporate Governance Principles and Board Matters — Board Structure and Committee Composition — Compensation Committee” and in the charter of the Compensation Committee, which is available on the “Corporate Governance” section of our website at www.encoreacq.com.

The compensation of our Chairman of the Board and Chief Executive Officer is approved by the Compensation Committee in executive session. The compensation of our other named executive officers is recommended by the Chairman of the Board and Chief Executive Officer and reviewed and approved by the Compensation Committee.

Timing of Decisions

The Compensation Committee meets each February to establish base salaries for the then-current year, to approve cash bonuses and award equity-based compensation in respect of corporate and executive performance during the preceding year and to review and, as appropriate, make changes to our executive compensation program. At this meeting, the Compensation Committee establishes the performance goals and objectives for the then-current year. The Compensation Committee also meets at other times during the year and acts by written consent when necessary and appropriate. The Chairman of the Compensation Committee also met with members of our management team and representatives of Towers Perrin on several occasions during 2007 to discuss our executive compensation policies and programs.

The February meeting of the Compensation Committee is typically set at least a year in advance to coincide with the regularly scheduled Board meeting. The timing of Board and committee meetings is determined by the Chairman of the Board in consultation with the other Board and committee members. We do not time the release of material non-public information for the purpose of affecting the values of executive compensation. At the time of making equity-based compensation decisions, the Compensation Committee is aware of the earnings results and takes them into account, but it does not adjust the size of grants to reflect possible market reaction. Generally, grants of equity-based compensation are made at the February meeting of the Compensation Committee, although specific grants may be made at other times to recognize the promotion of an employee, a change in responsibility or a specific achievement.

Use of Compensation Consultant

The Compensation Committee considered advice and information from Towers Perrin in determining the amount and form of compensation for named executive officers and other employees with respect to 2007. This work included establishing an updated comparison group of companies, providing relevant market data and information on trends in executive officer compensation. Management has not engaged Towers Perrin for any purpose.

Compensation Program

Elements of Compensation

Our executive compensation program consists of the following elements:

•	base salary;

•	annual incentive compensation, which includes an annual cash bonus and long-term incentive compensation; and

•	perquisites and other benefits.

These compensation elements are designed to reward corporate and individual performance.

•	Corporate Performance: Corporate performance is measured relative to specified objectives, such as reserve replacement, achievement of budgeted production, the level of our finding and development (“F&D”) costs relative to the peer group, our efficiency ratio relative to the peer group and rates of return on development capital. The Compensation Committee also considers other achievements during the year when evaluating corporate performance.

•	Individual Performance: Individual performance is evaluated based on individual expertise, leadership, ethics and personal performance against goals and objectives.

For our named executive officers, 50% of the annual incentive bonus is based on the achievement of corporate objectives and 50% is based the individual’s performance.

When determining compensation adjustments and awards, in addition to considering peer group comparisons and the satisfaction of performance objectives as described below, the Compensation Committee also considers internal pay equity within EAC.

Peer Group Comparisons

The Compensation Committee evaluates the executive compensation programs and practices for our executive officers against an industry peer group in order to achieve a competitive level of compensation. The peer group consists of oil and natural gas companies that compete with us for business opportunities and executive talent. The Compensation Committee compares the companies’ executive compensation programs as a whole, and also compares the pay of individual executives if the jobs are sufficiently similar to make a comparison meaningful. The Compensation Committee uses the peer group data to ensure that named executive officer compensation as a whole is appropriately competitive, given our performance.

For 2007, the industry peer group consisted of the following companies:

• Bill Barrett Corporation	• Petrohawk Energy Corporation
• Berry Petroleum Co.	• Pioneer Natural Resources Company
• Cabot Oil & Gas Corporation	• Plains Exploration & Production Company
• Chesapeake Energy Corporation	• Pogo Producing Company
• Cimarex Energy Co.	• Quicksilver Resources Inc.
• Comstock Resources, Inc.	• Range Resources Corporation
• Denbury Resources Inc.	• Southwestern Energy Company
• Energy Partners, Ltd.	• St. Mary Land & Exploration Company
• EOG Resources, Inc.	• Swift Energy Company
• Forest Oil Corporation	• Whiting Petroleum Corp.
• Newfield Exploration Co.	• XTO Energy, Inc.

The composition of the peer group is subject to change from time to time based on a review by the Compensation Committee to reflect, among other things, best practices in executive compensation, changes in our business or the business of other companies and changes in the competitive marketplace resulting from mergers and acquisitions or other activity.

In general, we target total direct compensation (base salary, annual cash bonus and long-term equity-based incentives) for executive officers at between the 50th and 75th percentiles of total direct compensation for similar positions in the peer group, although actual total compensation may be lower than the 50th percentile or higher than the 75th percentile based on corporate performance, individual performance and experience and other factors. We believe that targeting total direct compensation at between the 50th and 75th percentiles is necessary in order for us to attract, retain and motivate executive talent in a very competitive energy marketplace.

In addition, the Compensation Committee also considered data collected from executive compensation surveys by nationally recognized compensation consultants. The data was for comparable positions at exploration and production companies with revenues comparable to ours, except for Mr. I. Jon Brumley for whom other companies did not have comparable positions.

Performance Objectives

The Compensation Committee evaluates our financial condition and results of operations, our performance in light of oil and natural gas industry fundamentals and how effectively management adapts to changing industry conditions and opportunities during the year in preparing itself to capitalize on opportunities in the future. In addition, in February 2007, the Compensation Committee established the following five objectives to measure our performance during 2007:

•	Budgeted Production: achieve budgeted oil and natural gas production.

•	Rate of Return: realize a 15% rate of return on capital invested in drilling projects at a pre-determined price deck (using a budgeted price deck equal to $62.65 per barrel for oil and $8.06 per thousand cubic feet (“Mcf”) for natural gas).

•	Efficiency Ratio: achieve an efficiency ratio (defined as EBITDA divided by three-year F&D costs) that is higher than 50% of the companies in the peer group.

•	Reserve Replacement: add reserves at least equal to production through acquisitions or internal growth (using the same price deck described above).

•	F&D Costs: manage F&D costs so that they are lower than such costs for 50% of the companies in the peer group.

During 2007, we were able to achieve the first four objectives. We also believe that we achieved the F&D cost objective but were unable to verify the achievement as of February 11, 2008, the date of the Compensation Committee meeting, due to incomplete information from companies in our peer group. However, our F&D costs for 2007 were lower than 2006 F&D costs for 50% of the companies in the peer group. We believe that peer group F&D costs increased in 2007 and, therefore, believe we have met the F&D cost objective as well.

We had a terrific year in 2007. In addition to achieving the objectives set forth above, we also accomplished the following in 2007:

•	In the first quarter of 2007, we implemented an intense accountability system that allowed us to monitor our capital program and identify real time operating and financial parameters so we could be more efficient in allocating our budget. In 2007, we met our budget on lease operating expenses and beat our budget on production and capital efficiencies.

•	In March 2007, we acquired oil and natural gas properties and related assets in the Big Horn Basin of Montana and Wyoming from certain subsidiaries of Anadarko Petroleum Corporation (“Anadarko”). The total purchase price for the Big Horn Basin assets was approximately $393.6 million, including transaction costs of approximately $1.3 million. The properties are located in or near the Elk Basin field in Park County, Wyoming and Carbon County, Montana and in the Gooseberry field in Park County, Wyoming. The Elk Basin field assets were acquired through our affiliate, Encore Energy Partners LP (“ENP”).

•	In April 2007, we acquired oil and natural gas properties and related assets in the Williston Basin of Montana and North Dakota from certain subsidiaries of Anadarko. The total purchase price for the Williston Basin assets was approximately $392.1 million, including transaction costs of approximately $1.3 million. The properties comprise 50 different fields across Montana and North Dakota. As part of this acquisition, we also acquired approximately 70,000 net unproved acres in the Bakken play of Montana and North Dakota. Since April 2007, we have acquired additional acres in the Bakken play, and now have over 155,000 net unproved acres.

•	In February 2007, we formed ENP to acquire, exploit and develop oil and natural gas properties and to acquire, own and operate related assets. In September 2007, ENP completed its initial public offering of 9,000,000 common units at a price to the public of $21.00 per unit. In October 2007, the underwriters exercised their over-allotment option to purchase 1,148,400 additional ENP common units. The net proceeds from ENP’s issuance of common units was approximately $193.5 million, after deducting the underwriters’ discount, a structuring fee and offering expenses. The net proceeds were used to repay $192.3 million of outstanding indebtedness and for general partnership purposes.

•	In June 2007, we completed the sale of certain oil and natural gas properties in the Mid-Continent area, primarily in the Anadarko and Arkoma fields of Oklahoma. In July 2007, additional Mid-Continent properties that were subject to preferential rights were sold. We received total net proceeds of approximately $294.8 million, after deducting transaction costs of approximately $3.6 million, and recorded a loss on sale of approximately $7.4 million.

•	In December 2007, we entered into a purchase and investment agreement with ENP, which provided for the sale of certain oil and natural gas producing properties and related assets in the Permian and Williston Basins to ENP. The transaction closed on February 7, 2008, but was effective as of January 1, 2008. The consideration for the sale consisted of approximately $125.4 million in cash and 6,884,776 common units representing limited partner interests in ENP.

•	Our production grew 20% from 11.2 million barrels of oil equivalent (“MMBOE”) in 2006 to 13.5 MMBOE in 2007.

•	During 2007, we added 60.0 MMBOE of oil and natural gas reserves to our existing proved reserve base, which replaced 443% of the 13.5 MMBOE we produced. Our average reserve replacement for the three years ended December 31, 2007 was 322%. Excluding acquisitions, our reserve replacement ratio was 125% for 2007 and 157% for the three years ended December 31, 2007.

•	Our discretionary cash flow per share grew significantly.

•	We completed 18 out of 24 commitment wells on our West Texas joint development agreement with ExxonMobil. Net production from this project has already grown from 400 barrels of oil equivalent per day (“BOEPD”) in January of 2007 to over 2,000 BOEPD by year end.

•	There was no lost time resulting from employee accidents.

Base Salaries

We attempt to provide named executive officers with a base salary that is within range when compared to the peer group. The base salary for each named executive officer reflects his position, responsibilities and contributions relative to other executives and applicable peer group data provided by an outside consultant. Salaries are typically reviewed each February as part of our performance and compensation review process, as well as at other times to recognize a promotion or change in job responsibilities or market positioning.

During 2007, our named executive officers received the following base salaries (effective March 1, 2007):

2007
Name	Base Salary

I. Jon Brumley	$350,000
Jon S. Brumley	$550,000
Robert C. Reeves	$310,000
L. Ben Nivens	$295,000
John W. Arms	$250,000

In evaluating the adequacy of the base salaries of our named executive officers for 2008, the Compensation Committee considered the historical and expected future performance of each such executive and competitive market data. In general, the Compensation Committee targets base salaries for our named executive officers between the 50th and 75th percentiles of base salaries for similar positions in the peer group (except for Mr. I. Jon Brumley for whom other companies did not have comparable positions), although base salaries may be lower than the 50th percentile or higher than the 75th percentile based on individual performance and experience, corporate performance and other factors. Based on a review of base salaries for the peer group and after considering the individual performance of each executive, the Compensation Committee increased the base salaries of our named executive officers as follows (effective as of March 1, 2008):

	2008	Increase Over 2007
Name	Base Salary	$	%

I. Jon Brumley	$375,000	$25,000	7.1%
Jon S. Brumley	$600,000	$50,000	9.1%
Robert C. Reeves	$360,000	$50,000	16.1%
L. Ben Nivens	$360,000	$65,000	22.0%
John W. Arms	$325,000	$75,000	30.0%

Annual Incentive Compensation

General

In general, an executive’s annual incentive compensation consists of the following:

•	25% annual cash bonus;

•	50% restricted stock; and

•	25% stock options.

We believe that making at least 75% of an executive’s annual incentive compensation contingent on long-term stock price performance more closely aligns the executive’s interests with those of our stockholders.

Annual Cash Bonuses

An executive’s annual cash bonus is generally set at a level intended to result in 25% of the executive’s total annual incentive compensation being paid in cash. The amount of the annual cash bonus is not subject to any maximum or minimum thresholds; instead, it is determined annually by the Compensation Committee after considering corporate performance, individual performance and peer group comparisons. In general, 50% of an executive’s annual cash bonus is based on corporate performance and 50% is based on individual performance.

We had an outstanding year in 2007. As a result, annual cash bonuses were significantly higher than for 2006, which was a difficult year. The following table sets forth the amount of each named executive officer’s annual cash bonus for 2007 and 2006 and the change in 2007 as compared to 2006:

			Increase in
	Total Annual	Total Annual	2007
	Cash	Cash	Compared to
Name	Bonus for 2007	Bonus for 2006	2006

I. Jon Brumley	$700,000	$425,000	$275,000
Jon S. Brumley	$850,000	$475,000	$375,000
Robert C. Reeves	$550,000	$212,500	$337,500
L. Ben Nivens	$550,000	$150,000	$400,000
John W. Arms	$475,000	$150,000	$325,000

On November 26, 2007, the Compensation Committee approved a cash bonus to each employee of EAC, which was paid in December 2007 as a holiday bonus and treated as an advance of such employee’s annual cash bonus for 2007 which was paid in February 2008. The Compensation Committee believed that the holiday bonus would improve employee morale and reward employees for superior results in 2007 through that date. The November 2007 advance was equal to 10% of each employee’s base salary for 2007.

Stock Options and Restricted Stock Awards

In general, the Compensation Committee grants stock options and restricted stock awards in amounts intended to result in approximately 75% of the executive’s total annual incentive compensation being equity based. Like cash bonuses, stock options and restricted stock awards reflect progress toward our corporate goals and individual performance. However, when the annual cash bonus is not as large (as in 2006), the total amount of annual incentive compensation for executives is decreased because of the multiplier effect relating to equity-based compensation.

Although the equity component of annual incentive compensation typically consists (in value) of 50% restricted stock and 25% stock options, the mix of restricted stock and stock options may vary, however, depending on the individual circumstances of the named executive officer. For example, named executive officers that are at or near retirement age may be awarded restricted stock instead of stock options because restricted stock continues to vest after retirement, subject to the achievement of performance and time-based vesting conditions that were applicable prior to retirement.

The following table sets forth awards of EAC’s stock options and restricted stock during February 2008 with respect to each named executive officer’s performance in 2007:

		Restricted
Name	Options	Stock

I. Jon Brumley	0	0
Jon S. Brumley	0	0
Robert C. Reeves	0	0
L. Ben Nivens	0	0
John W. Arms	0	0

In February 2008, our named executive officers did not receive any grants of restricted stock or stock options with respect to performance in 2007 because, as named executive officers of ENP’s general partner, they received a grant of management incentive units from ENP in May 2007. Management incentive units are intended to align the economic interests of the executives of ENP’s general partner with the interests of ENP’s unitholders (including EAC, which owns approximately 67% of ENP’s outstanding common units). Given EAC’s significant investment in ENP, the Compensation Committee believed it was in the long-term interest of EAC’s stockholders to provide equity-based compensation that more closely aligned the interests of the named executive officers with the performance of ENP.

Management Incentive Units

General

To incentivize management to increase per unit distributions of ENP, in May 2007 the board of directors of Encore Energy Partners GP LLC, the general partner of ENP, granted management incentive units to its named executive officers, who also serve in the same capacities for us. In addition to approval by the board of directors of Encore Energy Partners GP LLC, the grants of management incentive units were approved by our Board based on the recommendation of our Compensation Committee.

The following table sets forth the recipients of the management incentive units and the grant date fair value of such awards:

	Number of
	Management	Grant Date
Name and Position with EAC and Encore Energy Partners GP LLC	Incentive Units	Fair Value

I. Jon Brumley (Chairman of the Board)	143,000	$3,005,860
Jon S. Brumley (Chief Executive Officer, President and Director)	143,000	$3,005,860
Robert C. Reeves (Senior Vice President, Chief Financial Officer and Treasurer)	110,000	$2,312,200
L. Ben Nivens (Senior Vice President and Chief Operating Officer)	77,000	$1,618,540
John W. Arms (Senior Vice President, Acquisitions)	77,000	$1,618,540

The named executive officers set forth above will not receive options, restricted units, phantom units, bonuses or salaries from ENP while the management incentive units are outstanding. During this period, the only form of compensation from ENP for these named executive officers will be the management incentive units.

A management incentive unit is a limited partner interest in ENP that entitles the holder to quarterly distributions to the extent paid to ENP’s common unitholders and to increasing distributions upon the achievement of 10% compounding increases in ENP’s distribution rate to common unitholders. A management incentive unit is also convertible into common units of ENP under certain circumstances. The management incentive units are intended to align the economic interests of our executives with those of ENP’s unitholders, including EAC (which owns approximately 67% of the outstanding common units of ENP). The management incentive units were issued to our named executive officers in lieu of payment of any salaries or bonuses, or grant of any awards under ENP’s long-term incentive plan, as long as such units are outstanding.

In making its decision to approve the grant of management incentive units, our Board and Compensation Committee relied on, among other things, the advice of an independent compensation consultant retained by the Compensation Committee, as well as analyses of equity compensation and ownership by other executives of other master limited partnerships, including Breitburn Energy Partners L.P., EV Energy Partners, L.P., Linn Energy, LLC, Legacy Reserves LP, DCP Midstream Partners, LP, Targa Resources Partners, L.P., Boardwalk Pipeline Partners, L.P., Enterprise Products Partners L.P., Cheniere Energy Partners, L.P., MarkWest Energy Partners, L.P., Williams Partners L.P. and Holly Energy Partners, L.P.

Maximum Limit on Distribution and Conversion Rates

As of March 14, 2008, the management incentive units represented an approximately 2.1% interest in ENP (assuming conversion of the management incentive units based on the then-current distribution rate) and were entitled to approximately 2.1% of ENP’s aggregate annual distributions (or approximately $1.1 million in the aggregate). The management incentive units are subject to a maximum limit on the aggregate number of common units issuable to, and the aggregate distributions payable to, holders of management incentive units as follows:

•	the holders of management incentive units are not entitled to receive, in the aggregate, common units upon conversion of the management incentive units that exceed a maximum limit of 5.1% of all ENP’s then-outstanding units; and

•	the holders of management incentive units are not entitled to receive, in the aggregate, distributions of ENP’s available cash in an amount that exceeds a maximum limit of 5.1% of all such distributions to all unitholders at the time of any such distribution.

If the 5.1% maximum limit on aggregate distributions to the holders of ENP’s management incentive units is reached, then any available cash that would have been distributed to such holders will be available for distribution to ENP’s unitholders.

Vesting

Management incentive units vest in three equal installments on September 17, 2007, 2008 and 2009. If a holder ceases to be employed by EAC or its affiliates other than by reason of death, disability or a change-in-control, then the holder will continue to own the management incentive units to the extent vested, which will be subject to the same terms and conditions as if such employment had not ceased. After a holder ceases to be employed by EAC or its affiliates, ENP has the right, in its sole discretion, to convert the management incentive units to common units.

Distributions

In order for distributions payable to the holders of the management incentive units to increase, the distributions payable to ENP’s public unitholders must increase by 10% on a compounded basis. After distributions payable to ENP’s public unitholders have increased by 10% on a compounded basis, the holders of management incentive units are entitled to the 10% compounded increase in distributions plus an additional 25% on any outstanding management incentive units. Aggregate distributions on all management incentive units are subject to a maximum limit of 5.1% of all distributions to ENP’s unitholders.

Conversion

Management incentive units are convertible into ENP’s common units upon (1) a change-in-control, (2) at the option of the holder, when ENP’s aggregate quarterly distributions to common unitholders over four consecutive quarters are at least $2.05 per unit or (3) the holder’s death or disability. The conversion rate per management incentive unit is equal to (x) the annualized distribution rate per management incentive unit immediately prior to conversion divided by (y) the annualized distribution rate per common unit. The actual number of common units issued to a holder of management incentive units upon conversion is designed to achieve “distribution parity” between the management incentive units being converted and the common units being received. Upon conversion, the holders of management incentive units will not be entitled to receive, in the aggregate, common units in excess of 5.1% of all of ENP’s outstanding units on a fully diluted basis. For one year after the conversion date, the holders of such units may receive additional common units upon the issuance of additional ENP securities on a pro rata basis up to the maximum limit of 5.1% of all then outstanding units on a fully diluted basis.

Perquisites and Other Benefits

Perquisites

Our named executive officers generally do not receive benefits that are not available to all employees. For example, we provide all employees with health club membership options. The aggregate value of all perquisites did not exceed $10,000 for any named executive officer during 2007.

In February 2008, the Compensation Committee approved personal use of EAC’s aircraft for Mr. I. Jon Brumley and Mr. Jon S. Brumley. Both executives are allowed personal use of EAC’s aircraft without charge for up to a maximum of 15 hours per year. For any personal use in excess of 15 hours a year, the executive will be required to reimburse us for variable costs related to such use, such as jet fuel, variable crew costs, flight insurance, landing fees, flight planning fees and airport taxes. The executive will also be required to pay us an additional amount equal to 10% of jet fuel relating to personal use in excess of 15 hours per year.

Other Benefits

We seek to provide benefit plans, such as medical, life and disability insurance, in line with market conditions. Executive officers are eligible for the same benefit plans provided to other exempt employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage. We do not have any special insurance plans for executive officers.

Post-Employment Benefits

On February 11, 2003, the Board adopted the Employee Severance Protection Plan, which provides all full-time employees with severance payments and benefits upon certain terminations of employment occurring from 90 days prior to until two years following a Change-in-control (as defined in the plan). If during such time period, a named executive officer is involuntarily terminated by us other than for cause or he resigns for Good Reason (as defined in the plan), the officer will receive the following:

•	cash equal to 2.0 times annual salary and bonus, or 2.5 times annual salary and bonus for the Chief Executive Officer;

•	continued medical, dental and life insurance coverage for up to three years;

•	automatic vesting of all stock options and restricted stock; and

•	an additional amount to “gross up” the amount, if any, of excise tax payable by the officer under the golden parachute provisions of the Code such that after payment of excise tax and income taxes on the gross up payment, the officer will retain an amount sufficient to cover the excise tax.

On February 18, 2008, the Compensation Committee authorized an increase in the multiple of annual salary and bonus payable to Mr. Jon S. Brumley, our Chief Executive Officer and President, from 2.0 times annual salary and bonus to 2.5 times annual salary and bonus. Based on discussions with its independent compensation consultant, the Compensation Committee believed that an increased multiple was warranted for the Chief Executive Officer in light of existing industry severance practices. For more information regarding the Employee Severance Protection Plan, including potential payments, please read “Potential Payments Upon Termination or Change-in-control — Change-in-Control” beginning on page 39.

Stock Ownership Guidelines

In February 2005, the Compensation Committee adopted stock ownership guidelines that require each named executive officer (and certain other members of management) to own shares of our common stock with a value at least equal to such person’s base salary. Until this guideline is achieved, the named executive officer (or other member of management) will be required to retain at least 25% of his or her restricted stock for a period of two years after vesting. Our stock ownership guidelines are designed to increase executives’ equity stakes in us and to align executives’ interests more closely with those of our stockholders.

Impact of Tax and Accounting Treatment

Accounting Treatment

We utilize a standard option pricing model (i.e., Black-Scholes) to estimate the grant date fair value of stock options to be recorded in the financial statements over the applicable service period.

Tax Treatment

Incentive Stock Options

Some of the options issued to our officers under the Plan are intended to constitute “incentive stock options” within the meaning of Section 422 of the Code, while other options granted under the Plan are non-qualified stock options. Under rules applicable to U.S. corporations such as us, no deduction is available to the employer corporation upon the grant or exercise of an incentive stock option (although a deduction may be available if the employee sells the shares so purchased before the applicable holding period — generally one year from the date of exercise — expires), whereas, upon exercise of a non-qualified stock option, the employer corporation is entitled to a deduction in an amount equal to the income recognized by the employee. The tax treatment of stock options qualifying as incentive stock options is generally more favorable to employees than the tax treatment accorded non-qualified stock options, in that the gain on the difference between the fair market value of our stock and the exercise price is not taxed until ultimate disposition of our shares rather than at the time the option is exercised. This gain is permanently excluded from social security and Medicare taxes and, if the applicable holding period is met, this gain will be taxed at more favorable capital gains rates.

Corporate Tax Deduction on Compensation in Excess of $1,000,000 a Year

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to the Chief Executive Officer or any of the four other most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although we consider the impact of this rule when developing and implementing our executive compensation program, we believe that it is important to preserve flexibility in designing compensation programs. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). While our performance-based restricted stock and stock option awards are intended to meet the requirements for “qualified performance-based compensation” (as defined in the Code), amounts paid under our other compensation programs may not qualify for this exemption.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with our management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that EAC specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Compensation Committee of the Board

James A. Winne III, Chairman
Martin C. Bowen
Ted Collins, Jr.

Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by, or paid to our named executive officers with respect to 2007 and 2006:

								Change in
								Pension
								Value and
				Stock Awards(1)				Nonqualified
				EAC		Option	Non-Equity	Deferred	All Other
				Restricted	ENP	Awards	Incentive Plan	Compensation	Compensation
	Year	Salary	Bonus	Stock(2)	MIUs	(3)	Compensation	Earnings	(4)	Total

I. Jon Brumley	2007	$350,000	$700,000	$1,968,626	$1,769,074	$26,271	—	—	$19,688	$4,833,659
Chairman of the Board	2006	$375,000	$425,000	$2,901,880	—	$210,166	—	—	$63,121 (5)	$3,975,167
Jon S. Brumley	2007	$537,500	$850,000	$1,040,528	$1,769,074	$535,732	—	—	$19,688	$4,752,522
Chief Executive Officer and President	2006	$458,333	$475,000	$811,756	—	$524,736	—	—	$12,600	$2,282,425
Robert C. Reeves	2007	$295,833	$550,000	$304,680	$1,360,826	$163,483	—	—	$19,688	$2,694,510
Senior Vice President, Chief Financial Officer and Treasurer	2006	$204,375	$212,500	$161,616	—	$90,910	—	—	$12,600	$682,001
L. Ben Nivens	2007	$287,500	$550,000	$218,911	$952,578	$110,250	—	—	$19,688	$2,138,927
Senior Vice President and Chief Operating Officer	2006	$221,250	$150,000	$131,520	—	$50,052	—	—	$12,600	$565,422
John W. Arms	2007	$241,667	$475,000	$232,084	$952,578	$126,599	—	—	$19,688	$2,047,616
Senior Vice President, Acquisitions	2006	$185,000	$150,000	$125,548	—	$71,817	—	—	$12,600	$544,965

(1)	This amount reflects the compensation cost recognized by us with respect to grants of restricted stock awards and management incentive units. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect EAC’s recognized compensation expense for these awards, and do not correspond to the actual value that may be realized by the named executive officers.

(2)	Our named executive officers did not receive any grants of restricted stock or stock options with respect to performance in 2007 because, as named executive officers of ENP’s general partner, they received a grant of management incentive units from ENP in May 2007.

(3)	This amount reflects the compensation cost recognized by us with respect to grants of stock options. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair values of each grant as estimated on the date of grant using the Black-Scholes option-pricing model, along with the assumptions used in each year, is as follows:

	2007	2006	2005	2004	2003

Dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%
Expected volatility	35.7%	42.8%	46.0%	34.8%	36.5%
Risk-free interest rates	4.8%	4.6%	3.7%	3.2%	3.0%
Expected option life (in years)	6.0	6.0	6.0	6.0	4.0
Weighted-average fair value per share	$11.16	$14.96	$12.99	$6.75	$4.41

These amounts reflect EAC’s recognized compensation expense for these awards, and do not correspond to the actual value that may be realized by the named executive officers.

(4)	Includes matching contributions to our 401(k) plan of $19,688 and $12,600 for each named executive officer in 2007 and 2006, respectively.

(5)	Includes $50,521 related to personal use of our aircraft during 2006.

Grants of Plan-Based Awards for 2007

The following table contains information with respect to EAC’s grant of plan-based awards to the named executive officers in 2007 with respect to performance during 2006, and ENP’s issuance of management incentive units to the named executive officers in May 2007.

									All Other
									Option
									Awards:
			Estimated Future Payouts Under						Number of	Exercise or
			Equity Incentive Plan Awards						Securities	Base Price	Grant Date
			Threshold		Target		Maximum		Underlying	of Option	Fair Value of
	Entity	Grant Date	(#)		(#)		(#)		Options	Awards	Awards

I. Jon Brumley	EAC	2/12/2007	—		49,553		—		—	—	$1,275,000	(4)
	ENP	5/10/2007	143,000	(1)	349,120	(2)	681,881	(3)	—	—	3,005,860
Jon S. Brumley	EAC	2/12/2007	—		36,922		—		42,563	$25.73	$1,425,000	(4)
	ENP	5/10/2007	143,000	(1)	349,120	(2)	681,881	(3)	—	—	3,005,860
Robert C. Reeves	EAC	2/12/2007	—		16,518		—		19,041	$25.73	$637,500	(4)
	ENP	5/10/2007	110,000	(1)	268,554	(2)	524,524	(3)	—	—	2,312,200
L. Ben Nivens	EAC	2/12/2007	—		11,660		—		13,441	$25.73	$450,000	(4)
	ENP	5/10/2007	77,000	(1)	187,988	(2)	367,167	(3)	—	—	1,618,540
John W. Arms	EAC	2/12/2007	—		11,660		—		13,441	$25.73	$450,000	(4)
	ENP	5/10/2007	77,000	(1)	187,988	(2)	367,167	(3)	—	—	1,618,540

(1)	Represents the initial conversion rate of one ENP common unit per management incentive unit.

(2)	Represents a conversion rate of 2.4414 ENP common units per management incentive unit.

(3)	Represents a conversion rate of 4.7684 ENP common units per management incentive unit.

(4)	The grant date fair value of each EAC restricted stock and option award is as follows:

			Total Reflected in
	Restricted	Stock	Grant Date Fair
	Stock	Options	Value Column

I. Jon Brumley	$1,275,000	—	$1,275,000
Jon S. Brumley	$950,000	$475,000	$1,425,000
Robert C. Reeves	$425,000	$212,500	$637,500
L. Ben Nivens	$300,000	$150,000	$450,000
John W. Arms	$300,000	$150,000	$450,000

EAC

Restricted stock awards granted to our named executive officers (and certain other members of management) during 2007 have time-based and performance-based vesting components, as follows:

•	Time-based vesting component: restricted stock awards vest in four equal annual installments beginning on the first anniversary of the date of grant.

•	Performance-based vesting component: restricted stock awards vest if and only if we achieve any one of the following performance goals during either 2007 or 2008:

•	on a barrels of oil equivalent basis using prices of $62.65 per barrel of oil and $8.06 per Mcf of natural gas, our proved oil and natural gas reserves at December 31, 2007, less our proved oil and natural gas reserves at December 31, 2006, is greater than zero; or

•	our F&D costs for 2007 was less than the F&D costs of at least 50% of the companies constituting the compensation peer group; or

•	on a barrels of oil equivalent basis using prices of $62.65 per barrel of oil and $8.06 per Mcf of natural gas, our proved oil and natural gas reserves at December 31, 2008, less our proved oil and natural gas reserves at December 31, 2007 is greater than zero; or

•	our F&D costs for 2008 was less than the F&D costs of at least 50% of the companies constituting the compensation peer group.

Restricted stock awards may also vest earlier in the event of a change-in-control or the termination of employment due to death or disability.

On February 13, 2008, the Compensation Committee determined that we had satisfied at least one of the performance-based conditions with respect to the restricted stock awards granted during 2007 and, therefore, such awards are now subject only to the time-based vesting component. If as of December 31, 2008, we had not achieved one of the performance-based conditions set forth above, then all shares of restricted stock subject to those awards would have been immediately forfeited.

ENP

Management incentive units vest in three equal installments on September 17, 2007, 2008 and 2009. If a holder ceases to be employed by EAC or its affiliates other than by reason of death, disability or a change-in-control, then the holder will continue to own the management incentive units to the extent vested, which will be subject to the same terms and conditions as if such employment had not ceased. After a holder ceases to be employed by EAC or its affiliates, ENP has the right, in its sole discretion, to convert the management incentive units to common units.

Outstanding Equity Awards at December 31, 2007

The following table sets forth information concerning the outstanding equity awards of each named executive officer as of December 31, 2007.

			Option Awards(1)(2)				Stock Awards(1)
										Equity
										Incentive Plan
										Awards:
									Equity	Market or
									Incentive Plan	Payout
									Awards:	Value of
							Number	Market	Number of	Unearned
							of Shares	Value of	Unearned	Shares,
							or Units	Shares or	Shares, Units	Units or
			Number of Securities				of Stock	Units of	or Other	Other
			Underlying Unexercised		Option	Option	That	Stock That	Rights That	Rights That
		Grant	Options		Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
	Entity	Date	Exercisable	Unexercisable	Price	Date	Vested(3)	Vested(4)	Vested(3)(5)	Vested(4)

I. Jon Brumley	EAC	03/08/2001	44,357	—	$9.3333	03/08/2011	N/A	N/A	N/A	N/A
	EAC	10/23/2001	60,000	—	8.4000	10/23/2011	N/A	N/A	N/A	N/A
	EAC	11/22/2002	130,644	—	12.4000	11/22/2012	N/A	N/A	N/A	N/A
	EAC	02/10/2004	93,361	—	17.1733	02/10/2014	28,280	$943,704	N/A	N/A
	EAC	02/14/2005	—	—	—	—	79,125	2,640,401	N/A	N/A
	EAC	02/15/2006	—	—	—	—	50,643	1,689,957	N/A	N/A
	EAC	02/12/2007	—	—	—	—	N/A	N/A	49,553	$1,653,584
	ENP	05/10/2007	—	—	—	—	95,333	1,715,994	N/A	N/A
Jon S. Brumley	EAC	03/08/2001	76,500	—	$9.3333	03/08/2011	N/A	N/A	N/A	N/A
	EAC	10/23/2001	60,000	—	8.4000	10/23/2011	N/A	N/A	N/A	N/A
	EAC	11/22/2002	58,065	—	12.4000	11/22/2012	N/A	N/A	N/A	N/A
	EAC	02/10/2004	68,464	—	17.1733	02/10/2014	10,370	$346,047	N/A	N/A
	EAC	02/14/2005	20,180	10,089	26.5467	02/14/2015	33,900	1,131,243	N/A	N/A
	EAC	02/15/2006	9,983	19,966	31.1000	02/15/2016	25,321	844,962	N/A	N/A
	EAC	02/12/2007	—	42,563	25.7300	02/12/2017	N/A	N/A	36,922	$1,232,087
	ENP	05/10/2007	—	—	—	—	95,333	1,715,994	N/A	N/A
Robert C. Reeves	EAC	03/08/2001	26,250	—	$9.3333	03/08/2011	N/A	N/A	N/A	N/A
	EAC	10/23/2001	30,000	—	8.4000	10/23/2011	N/A	N/A	N/A	N/A
	EAC	11/22/2002	15,483	—	12.4000	11/22/2012	N/A	N/A	N/A	N/A
	EAC	02/10/2004	12,448	—	17.1733	02/10/2014	1,884	$62,869	N/A	N/A
	EAC	02/14/2005	3,360	1,680	26.5467	02/14/2015	5,655	188,707	N/A	N/A
	EAC	02/15/2006	1,712	3,422	31.1000	02/15/2016	4,341	144,859	N/A	N/A
	EAC	02/12/2007	—	19,041	25.7300	02/12/2017	N/A	N/A	16,518	$551,206
	ENP	05/10/2007	—	—	—	—	73,333	1,319,994	N/A	N/A
L. Ben Nivens	EAC	11/22/2002	296	—	$12.4000	11/22/2012	N/A	N/A	N/A	N/A
	EAC	11/21/2003	809	—	13.6067	11/21/2013	753	$25,128	N/A	N/A
	EAC	02/14/2005	428	214	26.5467	02/14/2015	1,438	47,986	N/A	N/A
	EAC	02/15/2006	1,902	3,803	31.1000	02/15/2016	4,823	160,944	N/A	N/A
	EAC	02/12/2007	—	13,441	25.7300	02/12/2017	N/A	N/A	11,660	$389,094
	ENP	05/10/2007	—	—	—	—	51,333	923,994	N/A	N/A
John W. Arms	EAC	03/08/2001	13,125	—	$9.3333	03/08/2011	N/A	N/A	N/A	N/A
	EAC	10/23/2001	8,475	—	8.4000	10/23/2011	N/A	N/A	N/A	N/A
	EAC	11/22/2002	7,741	—	12.4000	11/22/2012	N/A	N/A	N/A	N/A
	EAC	02/10/2004	4,979	—	17.1733	02/10/2014	754	$25,161	N/A	N/A
	EAC	02/14/2005	3,360	1,680	26.5467	02/14/2015	5,655	188,707	N/A	N/A
	EAC	02/15/2006	1,617	3,232	31.1000	02/15/2016	4,099	136,784	N/A	N/A
	EAC	02/12/2007	—	13,441	25.7300	02/12/2017	N/A	N/A	11,660	$389,094
	ENP	05/10/2007	—	—	—	—	51,333	923,994	N/A	N/A

(1)	Grants prior to 2006 have been adjusted to reflect EAC’s three-for-two stock split in July 2005. Stock awards for ENP consist of management incentive units.

(2)	EAC stock options vest and become exercisable in three equal annual installments beginning on the first anniversary of the grant date.

(3)	EAC restricted stock awards granted prior to 2005 vest in three equal annual installments beginning on the third anniversary of the grant date. EAC restricted stock awards granted subsequent to 2005 vest in four equal annual installments beginning on the first anniversary of the grant date. All EAC restricted stock awards are subject to forfeiture if certain performance objectives are not satisfied and to accelerated vesting on a change-in-control or the termination of the employee’s employment due to death or disability and to such other terms as are set forth in the award agreement. Holders of EAC restricted stock have the right to vote and to receive dividends paid with respect to shares of restricted stock.

(4)	With respect to grants of restricted stock of EAC, calculated using the closing price of our common stock on the NYSE on December 31, 2007 of $33.37 per share. With respect to grants of management incentive units, calculated using the closing price of ENP’s common units on the NYSE on December 31, 2007 of $18.00 per common unit.

(5)	In February 2008, the Compensation Committee determined that EAC had satisfied at least one of the performance-based conditions with respect to the restricted stock awards granted during 2007 and, therefore, such awards are now subject only to time-based vesting.

Option Exercises and Stock Vested

The following table summarizes the option and stock award activity during 2007 for each named executive officer.

		Option Awards		Stock Awards(1)
				Number of
		Number of	Value	Shares	Value
		Shares	Realized	Acquired	Realized
		Acquired	on	on	on
	Entity	on Exercise	Exercise	Vesting	Vesting(2)

I. Jon Brumley	EAC	—	—	42,897	$1,176,888
	ENP	—	—	47,667	1,046,767
Jon S. Brumley	EAC	—	—	18,983	$519,981
	ENP	—	—	47,667	1,046,767
Robert C. Reeves	EAC	—	—	5,656	$158,593
	ENP	—	—	36,667	805,207
L. Ben Nivens	EAC	—	—	4,768	$134,875
	ENP	—	—	25,667	563,647
John W. Arms	EAC	—	—	2,459	$67,063
	ENP	—	—	25,667	563,647

(1)	With respect to EAC, represents shares of restricted stock. With respect to ENP, represents the number of management incentive units that vested on September 17, 2007 for each named executive officer multiplied by the conversion rate (1.00x) in effect on the vesting date. Please read “— Compensation Discussion and Analysis — Compensation Program — Annual Incentive Compensation — Management Incentive Units” on page 30.

(2)	Represents the number of shares of restricted stock of EAC or management incentive units of ENP, as applicable, multiplied by the closing price of EAC’s common stock or ENP’s common units, as applicable, on the vesting date.

Pension Benefits

We do not maintain any plans that provide for payments or other benefits at, following or in connection with retirement.

Non-Qualified Deferred Compensation

We do not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified under the Code.

Potential Payments Upon Termination or Change-in-control

Cash Severance

Except as described below under “Change-in-Control,” our employees do not receive any cash severance payments in connection with a termination of employment. In the past, we have paid certain executive officers a cash severance on a case-by-case basis in exchange for a release and agreement to certain post-employment covenants.

EAC Stock Options and Restricted Stock Awards

All salaried employees who receive stock options or restricted stock awards are subject to the same terms and conditions in the event of a termination or change-in-control.

Termination other than upon Normal Retirement, Change-in-control, Death or Disability

Upon termination other than upon normal retirement, change-in-control, death or disability, options may be exercised to the extent exercisable at termination for a period of three months and any unvested restricted stock is forfeited.

Termination upon Normal Retirement

All salaried employees who receive restricted stock awards continue to vest upon normal retirement as if they were still employed by us. There are no special provisions related to retirement under our stock option agreements. Upon termination for any reason other than death, disability or in connection with a change-in-control, options may be exercised to the extent exercisable at termination for a period of three months.

Termination upon Change-in-control

Upon a change-in-control (as described below under “Change-in-Control”), unless otherwise determined by the Compensation Committee, all options and restricted stock awards will vest and become exercisable and all transfer restrictions and vesting requirements on options and restricted stock awards will lapse. In such event, all awards will be cashed out based on the highest price per share paid in connection with the change-in-control transaction.

Termination upon Death or Disability

Upon death or disability, all stock options become fully exercisable and remain exercisable for two years (or the full term, if less). Upon death, all restricted stock awards become vested as to service-based vesting conditions but remain subject to the performance-based vesting conditions. Upon disability, all restricted stock awards continue to vest as if the participant remained employed for 18 months, but remain subject to the performance-based vesting conditions.

Change-in-Control

Employee Severance Protection Plan

On February 11, 2003, the Board adopted the Employee Severance Protection Plan, which provides our employees with severance payments and benefits upon certain terminations of employment occurring from 90 days prior to until two years following a change-in-control (as described below). Our plan is considered a “double-trigger” plan that requires not only a change-in-control but also a termination of employment. If during the applicable time period, a named executive officer is involuntarily terminated by us or our successor other than for cause or he resigns for good reason (as described below), the officer will receive the following:

•	cash equal to 2.0 times his annual salary and bonus, or 2.5 times annual salary and bonus for the Chief Executive Officer;

•	continued medical, dental and life insurance coverage for up to three years;

•	automatic vesting of all his stock options and restricted stock; and

•	an additional amount to “gross up” the amount, if any, of excise tax payable by the officer under the golden parachute provisions of the Code such that after payment of excise tax and income taxes on the gross up payment, the officer will retain an amount sufficient to cover the excise tax.

The Employee Severance Protection Plan also obligates us to maintain minimum level of director and officer liability insurance for a period of three years following the date any officer is entitled to benefits under the plan.

Generally, a change-in-control occurs upon (1) the acquisition by a party of 40% or more of the voting securities of EAC unless the party owned 20% prior to February 11, 2003; (2) a majority of the Board no longer consists of persons who were Board members on February 11, 2002 or persons appointed to the Board by those members (“Incumbent Directors”); (3) approval by EAC’s stockholders of a complete liquidation or dissolution; or (4) approval by EAC’s stockholders of a reorganization, merger, share exchange, consolidation or a sale of all or substantially all of EAC’s assets, unless (a) more than 60% of the voting securities of the new entity are held by persons who were EAC stockholders immediately prior to the transaction, (b) no person holds more than 40% of the new entity, unless such person held 40% of the voting securities immediately prior to the transaction and (c) a majority of the board of the new entity are Incumbent Directors. A resignation for good reason occurs when an officer resigns as a result of a reduction in his titles, duties, responsibilities, compensation level or the relocation of his place of employment.

Management Incentive Units

For purposes of the management incentive units, a change-in-control is defined as the occurrence of one or more of the following events:

•	a “Change-in-Control” as defined in EAC’s 2000 Incentive Stock Plan;

•	any person or group, other than EAC and its affiliates, becomes the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in Encore Energy Partners GP LLC or ENP;

•	ENP’s limited partners approve, in one or a series of transactions, a plan of complete liquidation of ENP;

•	the sale or other disposition by either ENP or Encore Energy Partners GP LLC of all or substantially all of its assets in one or more transactions to any person other than Encore Energy Partners GP LLC or its affiliates, or

•	a transaction resulting in a person other than Encore Energy Partners GP LLC or its affiliates being the general partner of ENP.

Potential Payments

Change-in-Control

The following table shows the potential payments to our named executive officers under the Employee Severance Protection Plan and pursuant to the terms of the management incentive units, assuming that the employee was involuntarily terminated or resigned for good reason in connection with a change-in-control on December 31, 2007:

	I. Jon Brumley	Jon S. Brumley	Robert C. Reeves	L. Ben Nivens	John W. Arms

Cash severance(1)	$2,100,000	$2,800,000	$1,720,000	$1,690,000	$1,450,000
Insurance coverage	63,883	62,617	63,883	27,544	63,883
Stock Options(2)(3)	1,700,915	2,072,448	499,529	154,885	269,735
Restricted Stock(2)	8,003,019	4,106,076	1,094,769	719,892	854,576
Management Incentive Units(4)	1,715,994	1,715,994	1,319,994	923,994	923,994
Tax Gross Up	2,179,303	2,344,084	1,114,609	887,408	805,610

Total	$15,763,114	$13,101,219	$5,812,784	$4,403,723	$4,367,798

(1)	As of December 31, 2007, Mr. Jon S. Brumley would have received a cash severance amount equal to 2.0 times his annual salary and bonus. On February 18, 2008, the Compensation Committee authorized an increase in the multiple of annual salary and bonus payable to Mr. Jon S. Brumley to 2.5 times annual salary and bonus.

(2)	Under EAC’s 2000 Incentive Stock Plan, options (other than incentive stock options) and restricted stock awards will be cashed out in the event of a change-in-control at the highest price per share paid for our stock within the 60 days prior to the change-in-control. Accordingly, these amounts, other than options which qualify as incentive stock options, have been calculated using the price of $38.55, the highest price per share paid for our common stock on the NYSE in the 60 days prior to December 31, 2007. For incentive stock options, these amounts have been calculated using the closing price of our common stock on the NYSE on December 31, 2007 of $33.37 per share. Options and restricted stock awards will automatically vest upon a change-in-control even without a termination of employment.

(3)	Reflects the automatic vesting of unvested EAC stock options, multiplied by the difference between $38.55 per share ($33.37 per share in the case of incentive stock options) and the exercise price of the previously unvested stock options. Amounts which would be payable with respect to already vested options are not included in the table, except to the extent that the highest price per share feature results in an increase in the amount payable with respect to an option.

(4)	Upon a change-in-control of ENP, all unvested management incentive units will immediately vest. The payment to an executive is determined by multiplying the number of common unit equivalents represented by the executive’s management incentive units on December 31, 2007 by the closing price of ENP’s common units on the NYSE on such date ($18.00 per unit).

Death, Disability or Other Termination of Employment

The following table shows the potential payments to our named executive officers pursuant to the terms of EAC’s restricted stock and option awards and ENP’s management incentive units, assuming the death, disability or other termination of the employee on December 31, 2007:

	I. Jon Brumley	Jon S. Brumley	Robert C. Reeves	L. Ben Nivens	John W. Arms

Death(1)(3)	$8,643,639	$5,709,677	$2,432,366	$1,659,936	$1,785,229
Disability(2)(3)	1,715,994	2,155,338	1,484,703	1,036,776	1,045,483
Any other termination	—	—	—	—	—

(1)	Reflects the automatic vesting of unvested EAC stock options and restricted stock and ENP management incentive units.

(2)	Reflects the automatic vesting of unvested EAC stock options and ENP management incentive units.

(3)	With respect to stock options, the payment is determined by multiplying the number of previously unvested stock options by the difference between (a) $33.37 per share, which is closing price of EAC’s common stock on December 31, 2007 and (b) the exercise price of the previously unvested stock options. With respect to restricted stock, the payment is determined by multiplying the number of previously unvested shares of restricted stock by $33.37 per share. With respect to management incentive units, the payment is determined by multiplying the number of common unit equivalents represented by the executive’s management incentive units by the closing price of ENP’s common units on the NYSE on December 31, 2007 ($18.00 per unit).

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation paid to non-employee directors in 2007:

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash(1)	Awards(2)	Awards	Compensation	Earnings	Compensation	Total(3)

John A. Bailey	$75,000	$138,150	—	—	—	—	$213,150
Martin C. Bowen	70,000	138,150	—	—	—	—	208,150
Ted Collins, Jr.	80,000	138,150	—	—	—	—	218,150
Ted A. Gardner	85,000	138,150	—	—	—	—	223,150
John V. Genova	73,000	138,150	—	—	—	—	211,150
James A. Winne III	78,000	138,150	—	—	—	—	216,150

(1)	Directors receive an annual retainer of $50,000 plus additional fees of $2,000 for attendance at each Board meeting and $1,000 for attendance at each committee meeting. The chair of each committee receives an additional annual fee of $10,000.

(2)	Directors received an annual grant of 5,000 shares of restricted stock. The value of the restricted stock grant is based on the closing price of our common stock on May 3, 2007, the grant date. Shares of restricted stock vest in four equal annual installments beginning on the first anniversary of the grant date, subject to earlier vesting in the event of a change-in-control, death or disability and to such other terms as are set forth in the award agreement.

(3)	EAC also reimburses directors for out-of-pocket expenses attendant to Board membership.

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of independent directors, as defined in the NYSE’s current listing standards and Section 10A(m)(3) of the Exchange Act, and it operates under a written charter adopted by the Board. Committee members may not simultaneously serve on the audit committee of more than two other public companies unless such service is approved by the Board. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.

During 2007, the Audit Committee was composed of three directors: Messrs. Gardner (Chairman), Bailey and Genova. Each member of the Audit Committee is financially literate and Mr. Gardner meets the definition of an audit committee financial expert as promulgated by the SEC.

As described more fully in its charter, the Audit Committee assists the Board in overseeing: (1) the integrity of EAC’s financial statements; (2) EAC’s compliance with legal and regulatory requirements; (3) the independence, qualifications and performance of EAC’s independent registered public accounting firm; and (4) EAC’s performance of its internal audit function. Management is responsible for the preparation, presentation and integrity of EAC’s consolidated financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.

EAC has retained Weaver Tidwell LLP to perform internal audit functions. Weaver and Tidwell, L.L.P. reports to the Audit Committee and to management. This firm is responsible for objectively reviewing and evaluating compliance with EAC’s policies and procedures and providing the Audit Committee and management with ongoing assessments of EAC’s risk management process and system of internal control.

Ernst & Young LLP, EAC’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace EAC’s independent registered public accounting firm.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

During 2007, the Audit Committee met eight times, including telephone meetings, to discuss relevant accounting, auditing, internal control and disclosure matters. Meetings were also held to discuss the interim financial information prior to its release to the public and, accordingly, included a discussion of the results of the Statement on Auditing Standards (“SAS”) No. 100, “Interim Financial Information,” reviews performed by EAC’s independent registered public accounting firm. The Audit Committee’s meetings were conducted with members of management, representatives of EAC’s independent registered public accounting firm and, in certain instances, EAC’s internal auditors. During these meetings, the Audit Committee discussed with EAC’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee reviewed the results of their examinations and their evaluation of EAC’s internal controls, with certain matters discussed in the absence of EAC management. During the year, the Audit Committee also discussed with EAC’s independent registered public accounting firm all matters required by the standards of the PCAOB, including those described in SAS No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” disclosing that they are independent with respect to EAC within the meaning of the Exchange Act as administered by the SEC and the requirements of the Independence Standards Board. The Audit Committee discussed with Ernst & Young LLP any relationships that may have an impact on their objectivity and independence and satisfied itself as to Ernst & Young LLP’s independence. The Audit Committee also considered whether certain non-audit services provided by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee approved, among other things, the amount of fees to be paid to Ernst & Young LLP for audit and non-audit services.

In accordance with existing Audit Committee policy and the more recent requirements of the Sarbanes-Oxley Act of 2002, all services to be provided by Ernst & Young LLP are subject to pre-approval by the Audit Committee. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services, with such pre-approvals subsequently reported to the full Audit Committee. Typically, however, the Audit Committee itself reviews the matters to be approved. The Sarbanes-Oxley Act of 2002 prohibits an issuer from obtaining certain non-audit services from its independent registered public accounting firm so as to avoid certain potential conflicts of interest. EAC has not obtained any of these services from Ernst & Young LLP, and EAC is able to obtain such services from other service providers at competitive rates. See “Principal Accountant Fees and Services” on page 45 for more information regarding fees paid to Ernst & Young LLP for services in 2007 and 2006.

The Audit Committee reviewed and discussed the audits of EAC’s internal control over financial reporting and its consolidated financial statements as of and for the year ended December 31, 2007 with management and the independent registered public accounting firm. Based on the above-mentioned review and discussions, and subject to the limitations on the Audit Committee’s role and responsibilities described above and in the Audit Committee charter, the Audit Committee recommended to the Board that EAC’s audited consolidated financial statements be included in its 2007 Annual Report on Form 10-K for filing with the SEC.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that EAC specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Audit Committee of the Board

Ted A. Gardner, Chairman
John A. Bailey
John V. Genova

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for 2008. Stockholders are being asked to ratify the appointment of Ernst & Young LLP at the annual meeting pursuant to Proposal No. 2. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Incurred by EAC for Services Provided by Ernst & Young LLP

The following table shows the fees paid or accrued by us for the audit and other services provided by Ernst & Young LLP for 2007 and 2006:

	Year Ended December 31,
	2007		2006

Audit Fees(1)	$1,812,384	(2)	$470,421
Audit-Related Fees	—		—
Tax Fees	—		—
All Other Fees(3)	6,000		2,500

Total	$1,818,384		$472,921

(1)	Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements and audit services provided in connection with filings with the SEC, including comfort letters, consents and comment letters.

(2)	Represents consolidated audit fees for EAC, which includes ENP audit fees of $1,219,317.

(3)	All other fees consisted of fees for access to Ernst & Young Online, an Internet-based resource for accounting and auditing matters.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific approval. The Audit Committee requires the independent registered public accounting firm and management to report on the actual fees charged for each category of service at Audit Committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chairman of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.

All 2006 and 2007 services provided by the independent registered public accounting firm were pre-approved.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In October 2004, the Board approved indemnity agreements between EAC and each of its officers and directors. The indemnity agreements provide for indemnification by EAC of each indemnitee to the fullest extent permitted by Delaware law for claims relating to the indemnitee’s service as an officer or director, excluding any claim in which a judgment determines that the indemnitee personally gained financial profit or other advantage to which he was not legally entitled and acted in bad faith or was deliberately dishonest in a manner that was material to the claim. The agreements also provide for advancement of expenses relating to the indemnification obligations and obligate us to purchase and maintain liability insurance for each indemnitee’s acts as an officer or director.

EAC and Mr. I. Jon Brumley and Mr. Jon S. Brumley (collectively, the “rights holders”) are parties to a registration rights agreement dated as of August 18, 1998 that provides the rights holders with registration rights with respect to shares of our common stock held by them. To date, none of the rights holders has effected a registration of securities. We are required under the registration rights agreement to pay for the offering costs for the registrations.

STOCKHOLDER PROPOSALS

Advance Notice Procedures for Director Nominees

For director nominations by a stockholder to be properly made at our annual meeting of stockholders, stockholders must also comply with Section 2.14 of our Second Amended and Restated By-Laws. Under Section 2.14, a stockholder must submit to us, on a timely basis, a written notice setting forth:

•	as to each person the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Schedule 14A under the Exchange Act and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (1) the name and address of such stockholder, as they appear on our books, and of such beneficial owner and (2) the class or series and number of shares which are owned beneficially and of record by such stockholder and such beneficial owner.

For nominations to be properly made at an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Corporate Secretary at our principal executive offices not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 90 days after the anniversary date of the preceding year’s annual meeting, then to be timely the notice by the stockholder must be delivered not more than 120 days and not less than 90 days prior to the annual meeting or the 10th day on following the day on which public announcement of the date of the annual meeting is first made by us. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

With respect to the 2009 annual meeting, a stockholder’s written notice must be received by EAC not earlier than January 6, 2009 and not later than February 5, 2009. Director nominations should be sent to our address on page 3. We recommend that any such proposal be sent by certified mail with return receipt requested.

Rule 14a-8 Stockholder Proposals

Any stockholder who desires to submit a proposal for inclusion in our proxy statement for the 2009 annual meeting may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by our Corporate Secretary no later than December 10, 2008. Proposals should be sent to our address on page 3. We recommend that any such proposal be sent by certified mail with return receipt requested.

Non-Rule 14a-8 Stockholder Proposals

If a stockholder notifies us after February 23, 2009 of an intent to present a proposal at the 2009 annual meeting, we will have the right to exercise our discretionary voting authority with respect to such proposal without including information regarding such proposal in our proxy materials. “Discretionary voting authority” is the ability to vote proxies that stockholders have executed and returned to us, on matters not specifically reflected in our proxy materials, and on which stockholders have not had an opportunity to vote by proxy. Proposals should be sent to our address on page 3. We recommend that any such proposal be sent by certified mail with return receipt requested.

SOLICITATION OF PROXIES

Solicitation of proxies may be made by mail, personal interview, telephone or other means by officers, directors and regular employees for which they shall receive no compensation in addition to their normal compensation. We may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record. We will reimburse the forwarding expenses of any institution that performs this service. We have engaged our transfer agent, BNY Mellon Shareowner Services, to assist us in the production of proxy cards and envelopes, the mailing of proxy materials and the tabulation of proxy votes. We will reimburse BNY Mellon Shareowner Services for its costs, which are not expected to exceed $10,000.

STOCKHOLDER LIST

We will maintain at our corporate offices in Fort Worth, Texas a list of the stockholders entitled to vote at the annual meeting. During the ten days before the annual meeting, any stockholder may examine the list at our Fort Worth office during normal business hours.

ANNUAL REPORT

Our 2007 Annual Report is being mailed to stockholders concurrently with this proxy statement. A copy of our 2007 Annual Report on Form 10-K, as filed with the SEC, will be sent to any stockholder without charge upon request. Forward written requests to Investor Relations, Encore Acquisition Company, 777 Main Street, Suite 1400, Fort Worth, Texas 76102. Oral requests may be requested at telephone number (817) 877-9955. The Annual Report on Form 10-K is also available on the SEC’s website (www.sec.gov) and our website (www.encoreacq.com).

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker.

*****

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE OR TO VOTE VIA THE INTERNET OR TELEPHONE.

By Order of the Board,

I. Jon Brumley
Chairman

Fort Worth, Texas
April 7, 2008

ANNEX A

ENCORE ACQUISITION COMPANY
2008 INCENTIVE STOCK PLAN

(As Established Effective May 6, 2008)

Section 1.  Purpose; Definitions.

The purpose of the Plan is to attract, motivate and retain selected employees of the Company and to provide the Company with the ability to provide incentives more directly linked to the profitability of the Company’s businesses and increases in shareholder value.

For purposes of the Plan, the following terms are defined as set forth below:

“Awards” mean grants under this Plan of any form of Stock Option, Stock Award, Stock Appreciation Right or Cash Award, whether granted singly, in combination or in tandem, pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

“Board” means the Board of Directors of the Company.

“Cash Award” means an Award denominated in cash.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Commission” means the Securities and Exchange Commission or any successor agency.

“Committee” means the Board unless, and until, a Compensation Committee of the Board, or a subcommittee thereof, any successor thereto or such other committee or subcommittee, shall be designated by the Board to administer the Plan.

“Common Stock” or “Stock” means the $0.01 par value Common Stock of the Company.

“Company” means Encore Acquisition Company, a corporation organized under the laws of the State of Delaware, and its successors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

“Fair Market Value” means, as of any given date, (i) the closing sale price of the Common Stock for such date on The New York Stock Exchange, (ii) at the discretion of the Committee, the price prevailing on the exchange at the time of exercise or other relevant event (as determined in accordance with procedures established by the Committee), (iii) if the closing sale price or the price prevailing on the exchange cannot be determined, the fair market value of the Common Stock as determined by the Committee in good faith, (iv) if applicable, the price per share as determined in accordance with the terms, conditions, and limitations set forth in an Award agreement, or (v) if applicable, the price per share as determined in accordance with the procedures of a third party administrator retained by the Company to administer the Plan and as approved by the Committee. Under no circumstances shall the Fair Market Value be less than the par value of the Common Stock.

“Grant Date” means the date an Award is granted to a Plan participant pursuant to the Plan. The Grant Date for a substituted award is the Grant Date of the original award.

“Grant Price” means the price at which a Plan participant may exercise his or her right to receive cash or Common Stock, as applicable, under the terms of an Award.

“Incentive Stock Option” means any Stock Option that complies with Section 422 of the Code.

“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Performance Award” means an Award made pursuant to this Plan that is subject to the attainment of one or more Performance Goals. For the avoidance of doubt, a Performance Award may also include a time-vesting component.

“Performance Goal” means one or more standards established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

“Plan” means this 2008 Incentive Stock Plan, as amended from time to time.

“Qualified Performance Award” means a Performance Award made to a participant who is an employee that is intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, as described in Section 5(e)(ii) of the Plan.

“Restricted Period” means the period during which an Award may not be sold, assigned, transferred, pledged or otherwise encumbered.

“Restricted Stock” means an Award of shares of Common Stock that is subject to a Restricted Period.

“Restricted Stock Unit” means a Stock Unit that is subject to a Restricted Period.

“Spread Value” means, with respect to a share of Common Stock subject to an Award, an amount equal to the excess of the Fair Market Value, on the date such value is determined, over the Award’s exercise or Grant Price, if any.

“Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified Grant Price, in each case, as determined by the Committee.

“Stock Award” means an Award in the form of shares of Common Stock or Stock Units, including an award of Restricted Stock or Restricted Stock Units.

“Stock Option” means an option granted pursuant to Section 5(a).

“Stock Unit” means a unit representing the right to receive one share of Common Stock or equivalent value (as determined by the Committee).

In addition, the terms “Business Combination,” “Change in Control,” “Change in Control Price,” “Incumbent Board,” “Outstanding Company Stock,” “Outstanding Company Voting Securities” and “Person” have the meanings set forth in Section 6.

Section 2.  Administration.

The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan as it may deem appropriate. The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with the laws, regulations, compensation practices and tax and accounting principles of the countries in which the Company, a subsidiary or an affiliate may operate to assure the viability of the benefits of Awards made to individuals employed in such countries and to meet the objectives of the Plan.

Subject to the terms of the Plan, the Committee shall have the authority to determine those employees eligible to receive Awards and the amount, type and terms of each Award.

Following the authorization of a pool of cash or shares of Common Stock to be available for Awards, the Board or the Committee may authorize the Chief Executive Officer and/or another executive officer of the Company, if and to the extent permitted by applicable law, rule or regulation, or a subcommittee of members of the Board, to grant individual Awards from such pool pursuant to such conditions or limitations as the Board or the Committee may establish. The Board or Committee may also delegate to the Chief Executive Officer and to other employees of the Company its administrative duties under this Plan (excluding its granting authority) pursuant to such conditions or limitations as the Committee may establish. The Board or Committee may engage or authorize the engagement of a third party administrator to carry out administrative functions under the Plan.

The Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions applicable to an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant to whom such an Award was granted or (ii) consented to by such Participant. Notwithstanding anything herein to the contrary, without the approval of the Company’s stockholders, Stock Options issued under the Plan will not be repriced, replaced, or regranted through cancellation or by decreasing the exercise price of a previously granted Stock Option, except as expressly provided by the adjustment provisions of Section 4.

Any determination made by the Committee or pursuant to delegated authority in accordance with the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate, and all decisions made by the Committee or any appropriately designated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

Section 3.  Eligibility.

All directors and all employees of the Company and its subsidiaries and affiliates are eligible to be granted Awards under the Plan.

Section 4.  Common Stock Subject to Plan.

The total number of shares of Common Stock reserved and available for distribution pursuant to the Plan shall be 2,400,000 shares, all of which may be available for use in connection with Incentive Stock Options. No more than 1,600,000 shares of Common Stock shall be available under this Plan for Stock Awards. Additionally, the number of shares of Common Stock that are the subject of Awards under this Plan, that are cancelled, forfeited, terminated or expire unexercised, shall again immediately become available for Awards hereunder. The number of shares reserved for issuance under the Plan shall be reduced only to the extent that shares of Common Stock are actually issued in connection with the exercise or settlement of an Award; provided, however, that the number of shares reserved for issuance shall be reduced by the total number of Options or SARs exercised. The number of shares reserved for issuance under the Plan shall not be increased by (i) any shares tendered or Awards surrendered in connection with the purchase of shares upon the exercise of an Option or (ii) any shares deducted from an Award payment in connection with the Company’s tax withholding obligations.

Shares of Common Stock delivered under the Plan as an Award or in settlement of an Award issued or made (a) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition or (b) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers and acquisitions from the shareholder approval requirements of the New York Stock Exchange for equity compensation plans applies.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, split-up, distribution to holders of Common Stock of securities or property (including cash dividends that the Board determines are not in the ordinary course of business but excluding normal cash dividends), or other change in corporate structure affecting the Common Stock occurring after adoption of the Plan by the Board, the Board shall make substitutions or adjustments in the aggregate number and kind of shares reserved and available for issuance under the Plan, in the number, kind and Grant Price or other price of shares subject to outstanding Awards and in the per person Award limits set forth in Section 5, in each case as determined to be appropriate by the Board in its discretion; provided, however, that any such substitutions or adjustments shall be, to the extent deemed appropriate by the Board, consistent with the treatment of shares of Common Stock not subject to the Plan, and that the number of shares subject to any Award shall always be a whole number.

Section 5.  Awards.

The types of Awards that may be granted under the Plan are set forth below. Awards may be granted singly, in combination, or in tandem with other Awards. To the extent prescribed by the Committee, each Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award.

(a) Stock Options.

(i) A Stock Option represents the right to purchase a share of Stock at a predetermined Grant Price. Stock Options granted under this Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options, as specified in the Award agreement. The terms of each Stock Option shall be set forth in the Award agreement. Subject to the applicable Award agreement, Stock Options may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept (including a copy of instructions to a broker or bank acceptable to the Company to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the purchase price). As determined by the Committee, payment in full or in part may also be made in the form of Common Stock already owned by the optionee valued at the Fair Market Value on the date the Stock Option is exercised; provided, however, that to the extent required by the Committee such Common Stock shall not have been acquired within the preceding six months upon the exercise of a Stock Option Award granted under the Plan or any other plan maintained at any time by the Company or any subsidiary.

(ii) Incentive Stock Options will be designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, Incentive Stock Options must have an exercise price not less than the Fair Market Value of a share of Common Stock on the Grant Date, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within ten years after the Grant Date; but may be subsequently modified to disqualify them from treatment as Incentive Stock Options. In the case of an Incentive Stock Option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the exercise price must be at least 110% of the Fair Market Value of a share of Common Stock on the Grant Date and the Incentive Stock Option must expire no later than the fifth anniversary of the date of its grant. The aggregate Fair Market Value (determined at the time the option was granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year shall not exceed $100,000 (or such other limit as may be required by the Code).

(iii) Nonqualified Stock Options will provide for the right to purchase Common Stock at a specified price which shall be no less than Fair Market Value on the Grant Date and usually will become exercisable (in the discretion of the Committee) in one or more installments after the Grant Date. The term of a Nonqualified Stock Option will not exceed ten years from the Grant Date.

(b) Stock Awards. An Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee; provided that the Restricted Period for any Stock Award which is not a Performance Award shall lapse no sooner than ratably over a period of three years from the Grant Date, provided further that (i) the Committee may provide for earlier vesting upon a termination of employment by reason of death, disability, layoff, retirement, or change in control, and (ii) such three-year minimum vesting period shall not apply to a Stock Award that is granted in lieu of salary or bonus. Shares of Restricted Stock are shares of Common Stock that are awarded to a participant and that during the Restricted Period may be forfeitable to the Company upon such conditions as may be set forth in the applicable Award agreement (including, without limitation, a specified period of employment or the satisfaction of pre-established Performance Goals). Stock Awards granted to executive officers may only be in the form of Performance Awards. Except as provided in this subsection (b) and in the applicable Award agreement, a participant who has received an Award of Restricted Stock shall have all the rights of a holder of Common Stock, including the rights to receive dividends or dividend equivalents and to vote during the Restricted Period. Dividends with respect to Restricted Stock that are payable in Common Stock shall be paid in the form of Restricted Stock.

(c) Stock Appreciation Rights. An Award may be in the form of an SAR. On the Grant Date, the Grant Price of an SAR shall be not less than the Fair Market Value of the Common Stock subject to such SAR. The exercise period for an SAR shall extend no more than 10 years after the Grant Date. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any SARs awarded pursuant to this Plan, including the Grant Price, the term of any SARs, and the date or dates upon which they become exercisable, shall be determined by the Committee.

(d) Cash Awards. An Award may be in the form of a Cash Award. The terms, conditions, and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

(e) Performance Awards. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Awards granted pursuant to this Plan shall be determined by the Committee; provided that any Stock Award granted as a Performance Award shall have a minimum Restricted Period of one year from the Grant Date, provided further that the Committee may provide for earlier vesting upon a termination of employment by reason of death, disability, layoff, retirement, or change in control. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Plan participant and/or the portion of an Award that may be exercised.

(i) Nonqualified Performance Awards.  Performance Awards that are not intended to qualify as qualified performance-based compensation under Section 162(m), or that are Stock Options or SARs, of the Code shall be based on achievement of such goals and be subject to such terms, conditions, and restrictions as the Committee or its delegate shall determine.

(ii) Qualified Performance Awards.  Performance Awards under the Plan that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be paid, vested, or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Employee, one or more business units or divisions of the Company or the applicable sector, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal may include one or more of the following: Increased revenue; Net income measures (including but not limited to income after capital costs and income before or after taxes); Stock price measures (including but not limited to growth measures and total shareholder return); Market share; Earnings per share (actual or targeted growth); Earnings before interest, taxes, depreciation, and amortization (“EBITDA”); Cash flow measures (including but not limited to net cash flow and net cash flow before financing activities); Return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity); Operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency); Expense measures (including but not limited to finding and development costs, overhead cost and general and administrative expense); Margins; Shareholder value; Total shareholder return; Reserve levels; Reserve additions; Proceeds from dispositions; Reserve replacement ratio; Total market value; and Corporate values measures (including ethics compliance, environmental, and safety).

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Qualified Performance Awards, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2)(i), as to grants to those participants whose compensation is, or is likely to be, subject to Section 162(m) of the Code, and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals for Qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee.

(f) Employee Award Limits.

(i) No Plan participant who is an employee may be granted, during any calendar year, Awards covering or relating to more than 300,000 shares of Common Stock.

(ii) No Plan participant who is an employee may be granted Awards consisting of cash (including Cash Awards that are granted as Performance Awards) in respect of any calendar year having a value determined on the Grant Date in excess of $5,000,000.

(g) Nonemployee Director Award Limits. No Plan participant who is a nonemployee director may be granted, during any calendar year, Awards covering or relating to more than 20,000 shares of Common Stock.

Section 6.  Change in Control Provisions.

(a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, unless the Committee otherwise determines at the time an Award is granted:

(i) All Stock Options and SARs outstanding as of the date such Change in Control occurs shall become fully vested and exercisable.

(ii) The restrictions and other conditions applicable to any Stock Award, including vesting requirements, shall lapse, and such Awards shall become free of all restrictions and fully vested.

(b) Definition of Change in Control. A “Change in Control” means the happening of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction described in clauses (A), (B) and (C) of paragraph (iii) of this Section 6(b) or (5) any acquisition by a Person that owns on the date this Plan is adopted by the Board of Directors more than 20% of the outstanding capital stock of the Company at such date; or

(ii) Individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such effective date whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger, share exchange or consolidation (a “Business Combination”), unless, in each case following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination

(including, without limitation, a corporation that as a result of such transaction owns the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such Person owned 40% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, following such sale or other disposition, (1) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) less than 40% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 40% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

(c) Notwithstanding the foregoing, if any right granted pursuant to this Section 6 would make a Change in Control transaction ineligible for pooling of interests accounting under generally accepted accounting principles that but for this Section 6 would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute the cash payable pursuant to this Section 6 with Common Stock with a Fair Market Value equal to the cash that would otherwise be payable hereunder.

Section 7.  Plan Amendment and Termination

The Board may amend or terminate the Plan at any time, provided that no such amendment shall be made without stockholder approval if such approval is required by applicable legal requirements or the requirements of the securities exchange on which the Company’s stock is listed, or if such amendment would: (i) decrease the Grant Price of any Stock Option to less than the minimum price set forth herein on the Grant Date; or (ii) increase the total number of shares of Common Stock that may be distributed under the Plan.

Except as set forth in any Award agreement, no amendment or termination of the Plan may materially and adversely affect any outstanding Award under the Plan without the Award recipient’s consent.

Section 8.  Transferability.

No Award shall be transferable or assignable, or payable to or exercisable by, anyone other than the participant to whom it was granted, except (i) by law, will or the laws of descent and distribution, (ii) as a result of the disability of a participant or (iii) that the Committee may permit transfers of Awards by gift or otherwise to a member of a participant’s immediate family and/or trusts whose beneficiaries are members of the participant’s immediate family, or to such other persons or entities as may be approved by the Committee. Notwithstanding the foregoing, in no event shall Incentive Stock Options be transferable or assignable other than by will or by the laws of descent and distribution, except as may be expressly allowed by applicable laws or regulations.

Section 9.  Award Agreements.

Each Award under the Plan shall be evidenced by a written agreement that sets forth the terms, conditions, and limitations for each Award. Such terms may include, but are not limited to, the term of the Award, vesting and forfeiture provisions, and the provisions applicable in the event the recipient’s employment terminates. The Committee may amend an Award Agreement, provided that no such amendment may materially and adversely affect an Award without the Award recipient’s consent.

Section 10.  Effective Date; Term.

The Plan was initially adopted by the Board on February 12, 2008, subject to the approval by the holders of a majority of the shares of common stock then outstanding. The term of the Plan is ten years from the date the Plan is approved by the holders of a majority of the shares of Common Stock. No Awards shall be granted after the term of the Plan has expired. Any Awards granted during the term of the Plan may extend beyond the term of the Plan.

Section 11.  General Provisions.

(a) The Committee may require each person acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal, state or foreign securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b) It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

(c) Nothing contained in this Plan shall prevent the Company, a subsidiary, or an affiliate from adopting other or additional compensation arrangements for its employees.

(d) The adoption of the Plan shall not confer upon any employee any right to continued employment nor shall it interfere in any way with the right of the Company, a subsidiary, or an affiliate to terminate the employment of any employee at any time.

(e) No later than the date as of which an amount first becomes includible in the gross income of the participant for Federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local, or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising from an Award may be settled with Common Stock, including Common Stock that is part of, or is received upon exercise or conversion of, the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its subsidiaries and affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. Common Stock used to settle withholding obligations shall be valued at Fair Market Value on the date such withholding obligations are due. The

Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Common Stock.

(f) On receipt of written notice of exercise, the Committee may elect to cash out all or a portion of the shares of Common Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Common Stock, equal to the Spread Value of such shares on the date such notice of exercise is received.

(g) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

(h) If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.

(i) Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an applicable tax under Section 409A of the Code and related regulations and Treasury pronouncements, that Plan provision or Award will be reformed to avoid imposition of the applicable tax and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

APPENDIX

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO	Please mark here	Please mark
DIRECTION IS INDICATED, WILL BE	for Address Change	your votes as
VOTED “FOR” PROPOSALS 1, 2 and 3.	or Comments ☐	indicated in ☑
	SEE REVERSE SIDE	this example
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
1. ELECTION OF DIRECTORS -

		Nominees:	FOR ALL	WITHHELD FOR ALL
01		I. Jon Brumley	☐	☐
02		Jon S. Brumley
03	.	John A. Bailey
04		Martin C. Bowen
05		Ted Collins, Jr.
06		Ted A. Gardner
07		John V. Genova
08		James A. Winne III
FOR ALL, except the nominees you list below: (Write that nominee’s name in the space provided below.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2008 INCENTIVE STOCK PLAN.
2. APPROVAL OF THE 2008 INCENTIVE STOCK PLAN -

FOR	AGAINST	ABSTAIN
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.
3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2008-
     To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2008.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Signature

Signature (if held jointly)

Dated , 2008
Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time on May 5, 2008.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET
http://www.proxyvoting.com/eac
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ENCORE ACQUISITION COMPANY
     The undersigned hereby appoints I. Jon Brumley, Jon S. Brumley and Robert C. Reeves, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Encore Acquisition Company Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of EAC to be held May 6, 2008 or any adjournment thereof, with all powers which the undersigned would possess if present at the Annual Meeting.
(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE